EXECUTION COPY
MIP BLOOMINGTON, LLC, MIP IOWA CITY, LLC, MIPS SAN DIEGO, LLC,
MIP TRUMBULL, LLC, MIP ANCHORAGE, LLC, MIP WALNUT CREEK,
LLC, and MIP PHILADELPHIA, LP, as Seller,
MIP LESSEE, LP, as Operating Lessee,
and
ASHFORD HOSPITALITY LIMITED PARTNERSHIP, as Purchaser

CONTRACT OF SALE

September 15, 2006
Properties: Seven Hotel Properties listed in Exhibit A

(i)

(ii)

Schedule of Exhibits
Exhibit A Hotels and Legal Descriptions; Vetro Leases
Exhibit B Franchise Agreements
Exhibit C Hotel Contracts
Exhibit D Management Agreements
Exhibit E Permitted Exceptions
Exhibit F Allocated Purchase Price
Exhibit G Surveys
Exhibit H Intentionally Omitted
Exhibit I Form of Bill of Sale and General Assignment
Exhibit J Form of Seller’s Representation Certificate
Exhibit K Form of Title Affidavit
Exhibit L Form of Purchaser’s Representation Certificate
Exhibit M Space Leases
Exhibit N Permits
Exhibit O Violations
Exhibit P Litigation
Exhibit Q Collective Bargaining Agreements
Exhibit R Certification Statement

(i)

CONTRACT OF SALE
     THIS AGREEMENT (this “Agreement”) is made as of the 15th day of September, 2006 by and among MIP BLOOMINGTON, LLC, MIP IOWA CITY, LLC, MIPS SAN DIEGO, LLC, MIP TRUMBULL, LLC, MIP ANCHORAGE, LLC, MIP WALNUT CREEK, LLC, each a Delaware limited liability company, and MIP PHILADELPHIA, LP, a Pennsylvania limited partnership, each with an office c/o Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Suite 800, Arlington, Virginia 22203 (each, a “Seller” and collectively, the “Sellers”), MIP LESSEE, LP, a Delaware limited partnership with an office c/o Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Suite 800, Arlington, Virginia 22203 (“Operating Lessee”), and ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership, with an office at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 (“Purchaser”).
W I T N E S S E T H :
     Each Seller is the owner of the hotel listed opposite such Seller’s name and described in Exhibit A of this Agreement (each, a “Hotel” and collectively, the “Hotels”).
     The Sellers desire to sell and convey the Hotels to Purchaser, and Purchaser desires to purchase the Hotels from the Sellers, subject to and upon all of the terms and provisions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:
     1. Definitions.
          1.1 Defined Terms. Wherever used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless the context of this Agreement clearly requires another interpretation:
          “Adjustment Point” shall have the meaning set forth in Section 6.
          “Anchorage Hotel” shall mean the Hotel known as the Sheraton Anchorage Hotel, which Hotel is located in Anchorage, Alaska.
          “Anchorage Joint Venture Agreement” shall mean that certain Joint Venture Agreement, dated November 23, 1994, by and between Captain Cook and MeriStar Laundry (as successor-in-interest to InterAlaskaHotel, Inc.).
          “Bill of Sale” shall mean each bill of sale to the Personal Property to be delivered at the Closing as provided in subsection 7.1.2.
          “Blackout Period” shall mean the period from November 10, 2006 to and including November 12, 2006.

          “Bloomington Hotel” shall mean the Hotel known as the Hilton Minneapolis/St. Paul Airport, which Hotel is located in Bloomington, Minnesota.
          “Bookings” shall mean contracts or reservations for the use or occupancy of guest rooms, meeting rooms and/or the banquet facilities of a Hotel, including without limitation volume transient agreements, if any, in effect with respect to a Hotel.
          “Books and Records” shall mean all books, records, room rates, customer lists and banquet and function room records with respect to a Hotel (whether in electronic format or reduced to paper, but with respect to items in electronic format (i) excluding software which is proprietary to the Operating Lessee, the Manager, their respective affiliates or any third party, or is licensed by the applicable Seller, the Operating Lessee, the Manager or any of their respective affiliates from third parties, (ii) only in such form as they exist on the Closing Date, (iii) only to the extent the same are not consolidated with items from other hotels owned, leased or managed by a Seller, the Operating Lessee, the Manager or any of their respective affiliates and not being conveyed to Purchaser and (iv) without any representation or warranty that the same are compatible with Purchaser’s software) to the extent the same (x) are owned by a Seller, the Operating Lessee or the Manager, (y) reflect operations at a Hotel and not at other properties owned, leased or managed by a Seller, the Operating Lessee, the Manager or any of their respective affiliates, and (z) are in a Seller’s, the Operating Lessee’s or the Manager’s possession.
          “Brand” shall mean any of Embassy Suites®, Hilton®, Marriott®, Sheraton®, Vetro, MeriStar® or Interstate Hotels®.
          “Business Day” shall mean any day other than a Saturday, Sunday or a day on which national banking institutions in New York City and/or the District of Columbia are authorized or required to close.
          “Captain Cook” shall mean Hickel Investment Company, d/b/a The Hotel Captain Cook.
          “Closing” shall mean the closing of the sale of the Properties by the Sellers to Purchaser provided for in Section 5.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Consumables” means all engineering, maintenance and housekeeping consumable supplies including, without limitation, soap, cleaning materials, matches, stationery, paper supplies, pencils, paint and painters’ supplies, engineers’ supplies, fuel oil, gasoline and other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of any Property, whether in opened or unopened packages, owned by any Seller or the Operating Lessee and which are on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, excluding, however, (i) Food and Beverage, (ii) Operating Supplies and Equipment, (iii) Miscellaneous Personal Property, (iv) Furnishings and (v) Excluded Items.
          “Costs of Collection” shall mean and include reasonable attorneys’ fees and other costs incurred by the Sellers, the Operating Lessee, the Manager or Purchaser, as the case may be, in collecting Rents, but shall not include the regular fees payable to any manager of the Hotels, the payroll costs of any employees or any other internal costs or overhead of any Seller, the Operating Lessee, the Manager or Purchaser.
          “Effective Date” shall mean the date of this Agreement.
          “Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses or other governmental restrictions or requirements now or hereafter in effect with respect to the Hotels and relating to the environment and/or Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1986, as amended (42 U.S.C. §9601 et seq.), the Resource Conservation Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended (42 U.S.C. §6901 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801 et seq.), the Clean Air Act, as amended (42 U.S.C. §7401 et seq.), the Clean Water Act, as amended (33 U.S.C. §1251 et seq.), and the Toxic Substances and Control Act, as amended (15 U.S.C. §2601 et seq.).
          “Escrow Agent” shall mean Chicago Title Insurance Company, through its National Accounts Office in New York, New York, in its capacity as holder of the Deposit.
          “Exhibits” shall mean the exhibits attached to this Agreement (or such other documents which are referred to in this Agreement as Exhibits and are initialed for identification by the parties), each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement.
          “Food and Beverage” means all food and beverages which are on hand at a Hotel whether issued to the food and beverage department of such Hotel or held in reserve storage, in unopened packages and (in the case of certain beverages) bottles (including, without limitation, all food and beverage located in any guest room mini-bar), subject to such depletion and including such resupplies as shall occur and be made in the normal course of business.
          “Franchise Agreement” shall mean the hotel franchise agreement or license agreement and related documents pursuant to which a Hotel is being operated under a brand name, together with all modifications and amendments thereto, all of which Franchise Agreements are more particularly described in Exhibit B.
          “Franchisor” shall mean the entity licensing to a Seller the hotel brand name and systems under which the applicable Hotel is being operated pursuant to a Franchise Agreement.

          “Furnishings” shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, computer hardware and equipment, software (to the extent such software is neither subject to a licensing agreement nor proprietary to the Operating Lessee or Manager or their respective affiliates), reservations terminals (to the extent not licensed to any Seller, the Operating Lessee or Manager by the Franchisor under a Franchise Agreement or other applicable documentation), vehicles, building materials, telephones and other communication equipment, copiers, facsimile machines, postal machines, televisions, signs, vacuum cleaners, video equipment and other similar articles of personal property (to the extent any Seller or the Operating Lessee has title to such items and such items are not subject to any equipment leases or similar arrangements), located on or at the applicable Property and used or usable in connection with the operation of a Hotel, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date and in accordance with the terms of this Agreement, excluding therefrom any such personal property owned by Manager and all (i) Consumables, (ii) Food and Beverage, (iii) Operating Supplies and Equipment, (iv) Miscellaneous Personal Property and (v) Excluded Items.
          “Governmental Authorities” shall mean all agencies, bureaus, departments, and officials of federal, state, county, municipal and local governments and public authorities having jurisdiction over the Properties or any part thereof.
          “Hazardous Substance” shall mean any substance, material or waste which is regulated, or governed by any Environmental Law including without limitation (a) any substance, material or waste defined, used or listed as “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance” or similar or related term as defined, used or listed in any Environmental Law, (b) any asbestos or asbestos containing materials, (c) any underground storage tanks or similar facilities, (d) petroleum, petroleum-based substances or polychlorinated biphenyl, (e) toxic mold, and (f) any additional substances or materials which are hazardous or toxic substances under any Environmental Law.
          “Hotel Contracts” shall mean, with respect to each Hotel, all service and maintenance contracts, employment agreements, union contracts, purchase orders and other contracts or agreements, including without limitation equipment leases, relating to the maintenance, operation, provisioning or equipping of such Hotel, together with all related written warranties and guaranties, as the same may be modified in accordance with this Agreement. Hotel Contracts shall not include (i) the Franchise Agreements, (ii) the Management Agreements, or (iii) any contracts, equipment leases or purchase orders (except to the extent of Consumables, Food and Beverage, Operating Supplies and Equipment and/or Furnishings or other Personal Property ordered prior to the Closing in the ordinary course of business and not yet delivered to the applicable Hotel) under which, or which are subject to master agreements under which, goods and/or services are supplied or leased to more than one hospitality property owned, leased or managed by the Operating Lessee, the Manager or any of their respective affiliates, unless the same are set forth on Exhibit C attached hereto.

          “Hotel Employees” shall mean, with respect to each Hotel, the persons employed at such Hotel, whether by the Seller owning such Hotel, the Operating Lessee or the Manager, to operate such Hotel.
          “Impositions” shall mean all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by Governmental Authorities upon all or any portion of the Properties (including any Personal Property).
          “Improvements” shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property, located on the Land.
          “Iowa City Hotel” shall mean the Hotel known as the Sheraton Iowa City, which Hotel is located in Iowa City, Iowa.
          “Legal Requirements” shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Properties or any part thereof or the use or manner of use thereof, or to the owners, Tenants or occupants thereof in connection with such ownership, occupancy or use.
          “Management Agreement” shall mean, with respect to each Hotel, that certain management agreement by and between the Operating Lessee and the Manager and all amendments, modifications, supplements or restatements thereto and thereof, as listed and described in Exhibit D annexed hereto and made a part hereof.
          “Manager” shall mean Interstate Management Company, L.L.C., the current manager of the Hotels.
          “MeriStar Laundry” shall mean MeriStar Laundry, LLC, a Delaware limited liability company.
          “Miscellaneous Personal Property” shall mean, with respect to each Hotel, and only to the extent, if any, the applicable Seller and/or Operating Lessee has any right, title or interest therein, such Hotel’s domain name, URL, website (including access to the FTP files of such website) and web address (if any, and only any such domain name, URL, website and/or web address, as relate solely to such Hotel), the Hotel’s telephone numbers, printed marketing materials, if any, relating solely to the Hotel, and any slides, proofs or drawings used by the Seller owning such Hotel or the Operating Lessee to produce such materials, to the extent such slides, proofs or drawings are in such Seller’s or the Operating Lessee’s possession and without any express or implied representation or warranty of any kind by such Seller or the Operating Lessee in connection therewith. In no event shall Miscellaneous Personal Property include any property licensed for use under the Franchise Agreements, unless Purchaser continues to operate the applicable Hotel under the Franchise Agreement or pursuant to a new franchise agreement with the Franchisor duly entered into by Purchaser and such Franchisor. Miscellaneous Personal Property shall also exclude (i) Consumables, (ii)

Food and Beverage, (iii) Operating Supplies and Equipment, (iv) Furnishings and (v) Excluded Items.
          “Operating Lease” shall mean, with respect to each Hotel, that certain operating lease demising the applicable Property between the Seller owning such Property, as owner, and the Operating Lessee, as tenant, which operating lease shall be terminated on or prior to Closing at Seller’s sole cost and expense.
          “Operating Supplies and Equipment” shall mean, with respect to any Hotel, all china, glassware, stemware, silverware, linens, sheets, pillow cases, towels, face cloths, bathmats, bath rugs, shower curtains, blankets, tools, employees’ uniforms, and any other equipment, goods, utensils, supplies or reserve stock, whether in use or held in storage for future use in connection with the operation of such Hotel, which are on hand on the date hereof, whether in opened or unopened packages, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, excluding, however, (i) Food and Beverage, (ii) Consumables, (iii) Miscellaneous Personal Property, (iv) Furnishings, and (v) Excluded Items.
          “Permits” shall mean, with respect to each Hotel, all governmental licenses, permits, certificates, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of such Hotel, including, without limitation, those necessary for the sale and on-premises consumption of liquor and other alcoholic beverages.
          “Permitted Exceptions” shall mean those items specified in Section 4 and Exhibit E, and all other matters affecting title to any of the Properties which are hereafter accepted by Purchaser, treated as a Permitted Exception in accordance with the terms of this Agreement, or waived by Purchaser in writing.
          “Personal Property” shall mean, collectively, the Furnishings, Consumables, Food and Beverage, Operating Supplies and Equipment, Miscellaneous Personal Property, Books and Records and Warranties owned by the Operating Lessee, Sellers or any of them.
          “Philadelphia Hotel” shall mean the Hotel known as the Embassy Suites Philadelphia Airport, which Hotel is located in Philadelphia, Pennsylvania.
          “Rents” shall mean all fixed, minimum, additional, percentage, overage and escalation rents, porter’s wage or operating expense charges, real estate tax charges, overtime expense charges, parking charges, insurance charges, electricity charges, cleaning charges, sprinkler charges, water charges, utility charges, HVAC charges and any other amounts payable under the Space Leases.
          “San Diego Hotel” shall mean the Hotel known as the Sheraton San Diego Hotel, Mission Valley, which Hotel is located in San Diego, California.
          “San Diego Seller” shall mean MIPS San Diego, LLC.

          “Seller” shall have the meaning set forth in the preamble, provided, that in the event the Partial Termination Procedure is applied to any Property, then the term “Seller” shall be deemed to exclude any party that is the owner of such Property.
          “Seller’s Copy” or “Seller’s Copies” shall mean an executed counterpart or, if an executed counterpart is not in any Seller’s possession, at least one conformed photocopy.
          “Space Leases” shall mean all leases, tenancies, licenses, concessions and other agreements (written or oral) for the occupancy and use of space at the Properties, including but not limited to, agreements for the occupancy and use of rooftop space on a Hotel for the installation of cellular telephone antennas (but, with respect to such cellular antenna leases, net of brokerage commissions to third parties), and all renewals, modifications, amendments, guaranties and other agreements affecting the same. Space Leases shall not include the Operating Leases or the Bookings.
          “Substantial Portion” shall mean, in the case of damage or destruction to any Property by casualty, such portion of such Property as would cause the cost to repair or replace the same to equal or exceed twelve and one-half percent (12 1/2%) of the Allocated Purchase Price of said Property.
          “Tenants” shall mean the tenants, licensees, concessionaires or other users or occupants under Space Leases.
          “Title Company” shall mean Chicago Title Insurance Company, through its National Accounts Office in New York, New York, in its capacity as title insurer.
          “Trademarks” shall mean the trademarks, trade names, service marks and copyrights, marks, logos, symbols, know-how, trade dress, slogans and all similar proprietary rights associated with the Brands and any other marks used by any Seller, the Operating Lessee or the Manager in the marketing, operations and systems programs in connection with the Hotels and any and all goodwill related specifically thereto, including all derivations of any of the foregoing.
          “Trumbull Hotel” shall mean the Hotel known as the Marriott Trumbull, which Hotel is located in Trumbull, Connecticut.
          “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (Pub. L. No. 107-56).
          “Vetro Leases” shall mean those certain leases, as amended, pursuant to which the Operating Lessee is a tenant, listed and described on Exhibit A.
          “Walnut Creek Seller” shall mean MIP Walnut Creek, LLC.

          “Walnut Creek Hotel” shall mean the Hotel known as the Embassy Suites Walnut Creek, which Hotel is located in Walnut Creek, California.
          “Walnut Creek Litigation” shall mean that certain litigation arising out of the lawsuit filed by Gypsie Jones against Interstate in the United States District Court, Northern District of California, on July 28, 2006.
          “Warranties” shall mean any assignable warranties benefiting any Seller or the Operating Lessee with respect to the Furnishings, Miscellaneous Personal Property and Improvements.
          1.2 Additional Defined Terms. The following additional terms, wherever used in this Agreement, shall have the respective meanings specified in the Sections of this Agreement set forth below after such terms:

Term	Section
ADA Remedial Work	13.13
Adjustment Point	6.1
Agreement	Preamble
Allocated Purchase Price	3.2
Anchorage Joint Venture	7.1.21
Applicable Period	33.4
Appurtenances	2.1.2
Asset Allocations	3.2
Balance	3.1.3
Bankruptcy Code	3.1.2
Basket	8.9.2
Broker	15.1
Cash	2.2.2
Casualty Loss	12.1.1
Closing Date	5.1
Closing Deposit	5.1
Collective Bargaining Agreements	8.3.13
Deed	7.1.1
Deposit	3.1.1
ERISA	33.4
Excluded Items	2.2
Fund	33.4
Guest Property	6.3
Hotel	Recitals
Hotels	Recitals
Incremental ADA Costs	13.13
Indemnifying Party	34
Initial Closing Date	5.1
Interstate	8.3.13
Land	2.1.1

Term	Section
Leasing Costs	6.4.1
Ledger	6.1.12
MHOP	10.5
MHOP ROFO	10.5
Monetary Liens	14.1
Multiemployer Plan	33.4
OFAC	35
Operating Lessee	Preamble
Other Franchisor	13.7.1
Partial Termination Procedure	12.1.2
PBGC	33.4
Permitted Exceptions	4
PIP Default Risk	6.5.2
Properties	2.1
Property	2.1
Proprietary Materials	2.2.6
Protected Party	34
Purchase Price	3.1
Purchaser	Preamble
Purchaser’s Leasing Costs	6.4.2
Purchaser’s Representation Certificate	7.2.4
Release	10.4
Repair Contract	6.5.3
Repair Contractor	6.5.3
Repair Proposal	6.5.3
Seller	Preamble
Seller’s knowledge	8.4
Seller’s possession	8.4
Seller’s Representation Certificate	7.1.12
Sellers	Preamble
Title Affidavit	7.1.13
Trademark Materials	2.2.1
Transfer Taxes	17.1
Transferred Employees	33.1
WARN Act	33.2
          1.3 Construction. Except as otherwise specifically indicated, all references in this Agreement to Sections refer to Sections of this Agreement, and all references to Exhibits refer to Exhibits attached hereto. The words “herein,” “hereof,” “hereinafter,” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section. Agreement to Sell and Purchase the Properties.
          2.1 Sale and Purchase. Upon and subject to the terms and conditions of this Agreement, the Sellers agree to sell and convey to Purchaser and

Purchaser agrees to purchase from the Sellers, the following hotel properties (each a “Property” and collectively, the “Properties”), comprising the following interests owned by the applicable Seller or Operating Lessee:
               2.1.1 all those certain lots, pieces or parcels of land more particularly described in Exhibit A annexed hereto and made a part hereof, together with, all and singular, the tenements, hereditaments, easements, appurtenances and rights belonging or in any way appertaining thereto, and the reversions and the remainders thereof (the “Land”);
               2.1.2 all right, title and interest, if any, of the applicable Seller in and to all of the following (collectively, “Appurtenances”).
        (a) land lying in the bed of any street, highway, road or avenue, open or proposed, public or private, in front of or adjoining the Land, to the center line thereof;
        (b) rights of way, highways, public places, easements, appendages, appurtenances, sidewalks, alleys, strips and gores of land adjoining or appurtenant to the Land which are now or hereafter used in connection with the Land; and
        (c) awards made after the Closing or to be made after the Closing in lieu of any of the foregoing, and all unpaid awards or other proceeds for damages to the Land by reason of the change of grade of any street, highway, road or avenue;
               2.1.3 all right, title and interest of each Seller in and to all Improvements now located or hereafter erected on such Land, and all fixtures constituting a part thereof;
               2.1.4 all right, title and interest of any Seller or the Operating Lessee as lessor or sublessor, as the case may be, under the Space Leases;
               2.1.5 the Sellers’ and Operating Lessee’s respective interests under the Hotel Contracts, to the extent assignable;
               2.1.6 all Personal Property owned by the applicable Seller or the Operating Lessee and used in connection with the operation of the Property owned by such Seller;
               2.1.7 subject to the provisions of Section 13.10, all of the Operating Lessee’s right, title and interest as tenant under the Vetro Leases; and
               2.1.8 subject to the provisions of Section 13.11, all of MeriStar Laundry’s right, title and interest in the Anchorage Joint Venture Agreement.

          2.2 Excluded Items. Notwithstanding anything to the contrary set forth in this Agreement, none of the Sellers shall be obligated to sell to Purchaser, and Purchaser shall not be entitled or obligated to purchase, any of the following (collectively, the “Excluded Items”):
               2.2.1 Any right, title, or interest in (a) the Trademarks and (b) except to the extent, if any, that Purchaser shall, pursuant to Section 13.7, either assume the applicable Franchise Agreement or obtain a new franchise agreement from the applicable Franchisor, all printed materials, signs, operating supplies, equipment and other items of personal property containing the Trademarks (the “Trademark Materials”) located on the Properties.
               2.2.2 Subject to the provisions of Section 6.1, any cash and all balances on deposit in the name of or to the credit of any Seller, the Operating Lessee or the Manager, and all cash equivalent investments (collectively, “Cash”) (it being agreed that, notwithstanding anything to the contrary contained in this Agreement, the Sellers shall have the right to withdraw all Cash in the bank accounts of (or relating to) any Property, other than cash on hand in house banks as provided in Section 6.1.11, on the Closing Date).
               2.2.3 Non-transferable deposits such as utility deposits.
               2.2.4 Insurance policies covering any of the Hotels which are carried by any Seller or the Operating Lessee or any of their respective affiliates (it being agreed that, notwithstanding anything to the contrary contained in this Agreement, the Sellers shall have the right to cause the termination of such policies on the Closing Date).
               2.2.5 Except as otherwise provided in Section 12, proceeds from insurance policies covering any of the Properties which are carried by any Seller, the Operating Lessee or any of their respective affiliates. Except as otherwise provided in Section 12, the Sellers and/or their respective affiliates are and shall remain entitled to all of such insurance proceeds related to claims arising prior to the Closing Date. Except as otherwise provided in Section 12, Purchaser shall have no claim or right to any such insurance proceeds related to Claims arising prior to the Closing Date. For purposes of this Section 2.2.5, a “Claim” shall be deemed to have arisen at the time when the matter giving rise to an insurance claim first occurs.
               2.2.6 All of the following materials of any Seller, the Operating Lessee, the Manager or any of their respective affiliates relating to the Hotels (collectively, “Proprietary Materials”): all income tax returns, property valuations and appraisals, financial budgets and forecasts, market studies and all materials which are subject to a confidentiality agreement with a third party.
               2.2.7 Any item excluded from the definition of “Personal Property” (or any component thereof) contained in this Agreement.

          2.3 Operating Lessee Interests. A portion of the interests and property constituting the Properties are or may be owned or held by the Operating Lessee rather than any Seller. The Operating Lessee shall, at or prior to Closing, cause any and all portions of the interests and property constituting the Properties owned or held by the Operating Lessee to be transferred to Purchaser on the terms and conditions of this Agreement.
     3. Purchase Price.
          3.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by Purchaser to the Sellers for the Properties shall be TWO HUNDRED SIXTY-SEVEN MILLION ONE HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($267,150,000.00), which shall be payable as set forth below.
               3.1.1 On the Effective Date, and as condition to the effectiveness of this Agreement, Purchaser shall deliver to the Escrow Agent the sum of TWENTY MILLION and 00/100 DOLLARS ($20,000,000.00) (the “Deposit”) by wire transfer of immediately available federal funds to an account designated by the Escrow Agent.
               3.1.2 The Deposit shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement. Purchaser hereby acknowledges and agrees that the Deposit held by Escrow Agent does not and shall not constitute property of the estate of Purchaser within the meaning of section 541 of title 11 of the United States Code, or substantially similar provisions of state law (the “Bankruptcy Code”), and Purchaser’s interest in such Deposit is limited to the right to have the Deposit returned if and when the conditions for the return of the Deposit to Purchaser are satisfied as set forth herein. Purchaser hereby acknowledges and agrees that (i) the proper giving of notice by the Sellers to release any portion of the Deposit as provided hereunder and/or (ii) the proper release of any portion of the Deposit to the Sellers as provided hereunder shall not be a violation of any provision of the Bankruptcy Code, including, without limitation, section 362 of the Bankruptcy Code, or require the approval of any court with jurisdiction over any case in which Purchaser or any affiliate of Purchaser is a debtor. Purchaser hereby waives any provision of the Bankruptcy Code necessary to invoke the foregoing, including, without limitation, sections 105 and 362, and waives any right to defend against any motion for relief from the automatic stay that may be filed by the Sellers.
               3.1.3 At the Closing, Purchaser shall pay to the Sellers the balance of the Purchase Price, to wit, TWO HUNDRED FORTY-SEVEN MILLION ONE HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($247,150,000.00), as such amount shall be adjusted pursuant to any Closing adjustments pursuant to Section 6 and any other adjustment expressly provided for in this Agreement (including, without limitation, Section 5.1) and less the consideration payable for the transfer of the liquor license and the alcoholic beverage inventory at the San Diego Hotel and the Walnut Creek Hotel as provided in Section 6.1.16 (the “Balance”), by wire transfer of immediately available federal funds to an account or accounts designated by the Sellers to Purchaser in writing at least one (1) Business Day prior to Closing. Such funds shall be received by the Sellers by 10:30 A.M. (New York City time) on the Closing Date.
               3.1.4 Notwithstanding anything to the contrary in this Agreement (including, without limitation, Purchaser’s right to adjourn the Closing pursuant to Section 5.1), Purchaser expressly acknowledges and agrees that to the extent Purchaser will seek or require financing to close on this transaction, this Agreement is not subject to or conditioned upon Purchaser’s ability to obtain such financing.
          3.2 Allocation. The Purchase Price attributable to each Property for purposes of filing transfer tax, sales tax and other similar tax returns and reports and for determining the value of a Hotel in connection with the Partial Termination Procedure (the “Allocated Purchase Price” of such Property) is set forth on Exhibit F. Prior to the Closing, the Sellers and Purchaser shall cooperate in good faith to further allocate each Property’s Allocated Purchase Price among such Property’s (a) Land, (b) Improvements, (c) Personal Property, and (d) other asset categories, as applicable (the “Asset Allocations”), provided that in the event that Sellers and Purchaser are unable to agree on such Asset Allocations within twenty (20) days from the Effective Date, the Sellers and Purchaser shall engage a mutually acceptable nationally recognized accounting firm to determine the Asset Allocations, which determination shall be binding on the Sellers and Purchaser for the purposes of this Agreement. In the event the Purchase Price is increased pursuant to Section 5.1, such increase shall be allocated among the Properties and the asset components of the Properties on a pro rata basis in accordance with the allocations set forth on Exhibit F and the Asset Allocations. The Sellers and Purchaser agree to file all real property transfer tax, sales tax and other similar tax returns and reports necessary in connection with the Closing consistent with the Allocated Purchase Price and the Asset Allocations. Notwithstanding anything in this Agreement to the contrary, the parties do not intend that the Allocated Purchase Price and Asset Allocations will represent an indication of value for generally accepted accounting principles (including, without limitation, for federal income tax purposes), and each party expressly reserves the right make its own determination of such value.
          3.3 Elimination of Property. In the event that this Agreement is terminated with respect to any Property pursuant to the Partial Termination Procedure, none of the provisions of this Agreement shall have any further force or effect as to such Property (except for those provisions that expressly survive termination of this Agreement), and the Purchase Price shall be reduced by the amount allocated to all such Properties as shown on Exhibit F.
     4. Permitted Exceptions. Subject to the provisions of Section 14, at Closing, the Properties are sold and are to be conveyed subject to the following matters (“Permitted Exceptions”):
          4.1 the matters set forth in Exhibit E annexed hereto and made a part hereof;

          4.2 liens for Impositions which are not due and payable as of the Closing Date or which are apportioned in accordance with Section 6;
          4.3 liens for Impositions which are paid directly by Tenants in occupancy on the Closing Date to the entity imposing same;
          4.4 the state of facts shown on the surveys listed and described on Exhibit G, and any state of facts a physical inspection of the Properties would show;
          4.5 zoning, subdivision, environmental, building and all other Legal Requirements applicable to the ownership, use or development of, or the right to maintain or operate the Properties, or have space therein used and occupied by Tenants, presently existing or enacted prior to the Closing;
          4.6 consents by any former owner of any Property for the erection of any structure or structures on, under or above any streets, highways, roads or avenues which the Property may abut;
          4.7 the terms and conditions of the Vetro Leases;
          4.8 all Space Leases in effect on the date of this Agreement, as well as any extensions or renewals of Space Leases pursuant to options contained therein, or extensions, renewals or amendments of Space Leases or additional or substituted Space Leases made between the date hereof and the Closing Date in accordance with the provisions of Section 13 hereof;
          4.9 rights of Tenants in occupancy of any Property on the Closing Date as tenants only;
          4.10 financing statements and security agreements made by any Tenant;
          4.11 the standard pre-printed exceptions from coverage contained in the form of title policy employed by the Title Company, as revised due to delivery by the Sellers of the Title Affidavit;
          4.12 without derogating from the representation set forth in Section 8.3.9, any lien which arises out of a violation of building, fire, sanitary, housing, sidewalk and other similar laws and regulations;
          4.13 mechanics’ liens, lis pendens and notices of commencement of action against any Seller (or which affect any Seller’s interest in the Properties), provided that the same do not exceed $1,000,000 with respect to any single Property and that the Title Company shall provide affirmative insurance reasonably satisfactory to Purchaser insuring against the collection of such items out of the Properties; and

          4.14 all matters created by or on behalf of, or with the consent of, Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Properties by the Purchaser, and any matter that Purchaser shall have accepted or be deemed to have accepted pursuant to Section 14.
     5. Closing.
          5.1 Closing Date. The Closing shall be held at 10:00 a.m. local time on November 8, 2006 (the “Initial Closing Date”, as the same may be adjourned or advanced pursuant to the terms of this Agreement, the “Closing Date”), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 or on such other date, or at such other time and place, which may be agreed upon by the parties. TIME SHALL BE OF THE ESSENCE with respect to the Closing Date set forth above or any adjourned Closing Date pursuant to the following proviso; provided, that the Closing may be adjourned as follows: (a) by the Sellers, one or more times, to a Business Day not later than December 7, 2006 in order to cure exceptions to title, cure breaches of representations and warranties, obtain any required consents, permit the elapsing of any period during which a right of first refusal may be exercised with respect to any Hotel or satisfy any other conditions to Purchaser’s obligations to consummate the Closing (unless the same are waived in writing by the Purchaser) or (b) by Purchaser not more than one (1) time to a Business Day not later than December 7, 2006 in order to satisfy the condition to the Sellers’ obligations to consummate the Closing set forth in Section 10.4 (unless the same are waived in writing by the Sellers) and/or to arrange and close interim financing (provided that the satisfaction of such conditions and/or arrangement and closing of such financing shall not be a condition to Purchaser’s obligation to consummate the Closing), provided further that (A) prior to or simultaneously with the exercise of Purchaser’s right to adjourn the Closing pursuant to this clause (b) Purchaser shall deliver the sum of FIVE MILLION AND 00/100 dollars ($5,000,000.00) to Escrow Agent (the “Closing Deposit”) in immediately available federal funds to an account designated by the Escrow Agent, which Closing Deposit shall be deemed to be part of the Deposit for purposes of this Agreement (it being agreed by Purchaser that Purchaser’s right to adjourn the Closing Date as provided in this clause (A) shall be ineffective and of no force or effect unless and until Purchaser delivers the Closing Deposit to the Escrow Agent as provided in this clause (A)) and (B) in the event the Closing occurs during the period from and after November 9, 2006 to and including December 6, 2006 by reason of the exercise of Purchaser’s adjournment right hereunder, the Purchase Price shall be increased by One Million Dollars ($1,000,000.00). Notwithstanding anything to the contrary in this Agreement, in the event the Initial Closing Date is adjourned by Purchaser or the Sellers to a date that falls within a Blackout Period or a date that is not a Business Day, such extension shall be automatically extended to the first Business Day following the expiration of such Blackout Period or such date that is not a Business Day. Any right of adjournment provided for herein shall be exercised by Notice to the non-adjourning party or parties, and, in the case of the exercise of such right by the Purchaser, shall be exercised by facsimile sent to the Sellers on or prior to October 30, 2006. Purchaser and the Sellers hereby authorize their respective counsel to execute and deliver in the names of Purchaser and the Sellers any agreement(s) confirming an accelerated or deferred Closing Date or changed place of Closing agreed to by the parties.
          5.2 Actions at Closing. At the Closing, the parties shall deliver and accept all executed documents and instruments and take all other action required of them pursuant to this Agreement, unless otherwise provided in this Agreement.
     6. Apportionments.
          6.1 Closing Adjustments. At the Closing (except where a later date is specifically provided for in this Section), the parties shall adjust the items set forth below as of 11:59 P.M. on the day preceding the Closing Date (the “Adjustment Point”), and the net amount thereof shall be paid by Purchaser to the Sellers, or credited by the Sellers to Purchaser, as the case may be, at the Closing, or to the extent provided herein or otherwise appropriate in light of the provisions hereof, after Closing (references to any Seller or the Sellers in this Section 6 shall be deemed to include the Operating Lessee, to the extent applicable):
               6.1.1 Impositions. All Impositions, whether payable in installments or not, payable on account of the fiscal year in which the Closing Date occurs, provided that with respect to the Bloomington Hotel, (i) general real estate taxes and installments of special assessments payable therewith payable in the year prior to the year of Closing and all prior years shall be paid by the Sellers, (ii) general real estate taxes and installments of special assessments payable therewith payable in the year of Closing shall be prorated on a daily basis by the Sellers and the Purchaser as of the Adjustment Point based upon a calendar year; and (iii) special assessments levied or which become pending after the Effective Date shall be the responsibility of Purchaser. Subject to the proviso in the immediately preceding sentence, if at the Closing the amount of any Impositions is not known, such Impositions shall be apportioned on the basis of the rate and assessment for the preceding year, with the same to be reapportioned as soon as the new rate and assessment can be ascertained. In the event that any Impositions which are apportioned shall thereafter be reduced by abatement, the amount of such abatement, net of any amount due to any Tenant in respect thereof under the terms of any Space Lease and the reasonable cost of obtaining such abatement, shall be apportioned between the parties as of the Adjustment Point, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement. If any tax certiorari proceedings are pending at the time of Closing, Sellers shall retain full control over all such proceedings. Any refunds or savings in the payment of taxes resulting from any real estate or similar tax certiorari proceedings applicable to taxes payable in respect of the period prior to the Closing Date shall, subject to any obligation to reimburse Tenants under Space Leases, belong to and be the property of Sellers, and any refunds or savings in the payment of taxes applicable to taxes payable in respect of the period from and after the date of the Closing shall belong to and be the property of Purchaser.
               6.1.2 Room Rentals. One-half (50%) of the room rentals and related taxes attributable to the night prior to the Closing Date shall be the property of the Sellers and the remaining one-half (50%) shall be the property of

Purchaser. Subject to Section 6.1.12, room rentals attributable to any night prior to the night before the Closing Date shall be the property of the Sellers.
               6.1.3 Reservation Deposits. Prepaid and unearned reservation deposits and other items prepaid by guests of the Hotels and unearned shall be credited or transferred (without additional credit to the Sellers pursuant to Section 6.1.11) to Purchaser at the Closing.
               6.1.4 Utility Charges. Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that the Sellers can make arrangements for the rendering of final bills based on meter readings as of a date not more than two days prior to or after the Adjustment Point. The Sellers shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Adjustment Point. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Adjustment Point shall be prorated as of the Adjustment Point based upon the most recent available bills and (subject to the provisions of Section 6.2) readjusted on the basis of the actual bills as and when received. If Purchaser elects, any transferable utility deposits shall be transferred to Purchaser and credited to the Sellers.
               6.1.5 Operating Expenses and Trade Accounts. The Sellers shall be responsible for all operating expenses and trade accounts of the Properties (including charges and fees payable under the Hotel Contracts) up to and including the Adjustment Point. To the extent the amounts of such items are then known, the Sellers shall pay such items at Closing and shall pay the balance of such amounts in the ordinary course of business but in no event later than thirty (30) days after receipt of an invoice therefor. Purchaser shall assume responsibility for purchase orders made by the Sellers in the ordinary course of business for Food and Beverage, Operating Supplies and Equipment and Consumables not delivered to the applicable Hotel as of the Closing Date. Purchaser shall be deemed to have assumed any and all operating expenses and trade accounts to the extent Purchaser shall have received a credit therefor under this Section 6.1.
               6.1.6 Food, Beverage and Other Income. Revenues from food, beverage and banquet services, room service, public room revenues, health club revenues and vending machine revenues belonging to any Seller or the Operating Lessee, and revenues from other services rendered to guests of the Hotel, shall be prorated as of the Adjustment Point, if, as and when collected, provided that with respect to food, beverage and banquet services, such revenues shall be prorated as of the end of the employee shift on the night preceding the Closing.
               6.1.7 Food and Beverage Supplies. On the day immediately prior to the Closing Date, Purchaser and the Sellers shall take an inventory of the Food and Beverage in unopened containers and retail items sold by the Hotels (to the extent in unopened packages) located on the Properties for the sole purpose of determining the amount of such items as of the Closing Date. The net cost of such items shall be added to the Purchase Price. Any such items purchased in the ordinary course of business prior to the time of such inventory but delivered to the Hotels thereafter shall be deemed to have been purchased for the account of the Purchaser, which shall make payment therefor to the supplier thereof. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require that any alcoholic beverages be sold or transferred in violation of any Legal Requirements (it being understood that if any alcoholic beverages are owned by a Seller, such beverages shall be deemed “Excluded Items” if the transactions contemplated hereby would be deemed to constitute a sale or transfer of alcoholic beverages in violation of any Legal Requirements).
               6.1.8 Rents. All Rents shall be prorated as of the Adjustment Point if, as and when collected (net, in the case of leases of antenna space, of leasing commissions or similar amounts payable in respect of such leases). Payments from Tenants for electricity, operating expenses and taxes which are billed to Tenants in arrears or on an estimated basis shall be prorated on such basis and readjusted if, as and when such amounts are finally determined and collected. All amounts collected by or on behalf of Purchaser from Tenants after the Closing, net of Costs of Collection, if any, shall first be deemed to be in payment of Rents (or the specific components of Rents) then due for the month in which the Closing occurs (and apportioned in accordance with this subsection), next in payment of Rents (or the specific components of Rents) then due on account of any month after the month in which the Closing occurs and finally in payment of any delinquent Rents (or the specific components of Rents) which are in arrears as of the first day of the month in which the Closing occurs. From and after the Closing, any amounts collected by Purchaser from each delinquent Tenant under a Space Lease which, in accordance with the preceding provisions, are allocable to the period prior to Closing, net of Costs of Collection properly allocable thereto, if any, shall be paid promptly by Purchaser to the applicable Seller. In no event are the Sellers or the Operating Lessee assigning to Purchaser any claims for past due Rents under the Space Leases.
               6.1.9 Employees. With respect to liabilities relating to any Hotel Employee (whether current or former), such liabilities shall be apportioned as provided under Section 33.1 of this Agreement.
               6.1.10 Security Deposits. Any security deposits under the Space Leases shall be transferred to Purchaser at the Closing or credited against the Purchase Price (in each case without additional credit to Seller pursuant to Section 6.1.11).
               6.1.11 Cash. All cash on hand in house banks (i.e., petty cash held at the Properties) on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to the Sellers.
               6.1.12 Ledger and Other Receivables. All accounts receivable attributable to guests in occupancy at any Hotel on the night preceding the Closing (the “Ledger”) shall be prorated as provided in this Agreement, the Sellers’ share shall be credited to the Sellers and the Ledger shall become the property of Purchaser. Purchaser shall, at the Closing, purchase all other accounts receivable that are ninety (90)

or fewer days past due from the Sellers at a price (which shall be treated as an increase to the Purchase Price) equal to one hundred percent (100%) of the value of any such account receivable that is thirty (30) or fewer days past due, ninety percent (90%) of the value of any account that is thirty-one (31) to and including sixty (60) days past due, seventy-five percent (75%) of the value of any such account receivable that is sixty-one (61) to and including ninety (90) days past due. All accounts receivable greater than ninety (90) days past due shall remain the property of the Sellers and the Sellers may take such actions as they deem necessary to collect the same. Purchaser shall cooperate with the Sellers, at the Sellers’ cost, in all reasonable respects in connection with any collection efforts by the Sellers. If any receivables which are the property of the Sellers under this Agreement shall be collected by Purchaser, Purchaser shall remit the same to the Sellers within ten (10) days after receipt.
               6.1.13 Franchise Agreements. All monetary charges, expenses and fees (including, but not limited to, any reservation fees) incurred under or in connection with any Franchise Agreement that remains in effect after the Closing shall be prorated as of the Adjustment Point. The Sellers shall be responsible for all such charges, expenses and fees incurred or relating to the period prior to the Adjustment Point, and Purchaser shall be responsible for all such charges, expenses and fees incurred, and relating to the period, after the Adjustment Point, provided that the Sellers shall not be obligated to complete or perform or to provide funds for the performance or completion of any property improvement plan or other work requirements under the Franchise Agreements or to satisfy requirements set forth in any Franchisor’s property inspection or quality standard reports.
               6.1.14 Vetro Leases. In the event that the Operating Lessee assigns, and Purchaser assumes, the Vetro Leases, all rents, charges, expenses and fees incurred under or in connection with the Vetro Leases shall be prorated as of the Adjustment Point. The Operating Lessee shall be responsible for all such charges, expenses and fees incurred or relating to the period prior to the Adjustment Point, and Purchaser shall be responsible for all such charges, expenses and fees incurred, and relating to the period, after the Adjustment Point; provided that with respect to the first payment of “percentage rent” due, if any, under each Vetro Lease following the Closing, Operating Lessee shall reimburse Purchaser Operating Lessee’s allocated share of such payment within ten (10) Business Days after such payment is made, which allocated share shall be calculated by multiplying the amount of such payment by a fraction, the numerator of which is the number of days in the relevant rental period prior to the Closing Date and the denominator of which is the total number of days in such rental period; provided, further, that, subject to Section 6.2, with respect to the first annual reconciliation of such percentage rent under each Vetro Lease following the Closing, (i) in the event that additional percentage rent is due and owing to the landlord, the Operating Lessee shall reimburse Purchaser for Operating Lessee’s share of any additional percentage rent paid by Purchaser under such Vetro Lease and (ii) in the event that percentage rent is refunded by the landlord, Purchaser shall promptly reimburse the Operating Lessee for the Operating Lessee’s share of any percentage rent refunded by the landlord under such Vetro Lease, which reimbursement or refund, as applicable, shall be calculated by multiplying the total payment to or refund from the landlord under such

Vetro Lease, as applicable, by a fraction, the numerator of which is the number of days of the applicable reconciliation period prior to the Closing Date and the denominator of which is the total number of days in such reconciliation period.
               6.1.15 Anchorage Joint Venture Agreement. In the event that MeriStar Laundry assigns its interests under the Anchorage Joint Venture Agreement, all amounts payable or receivable by MeriStar Laundry shall be prorated as of the Adjustment Point. MeriStar Laundry shall be responsible for or entitled to all such payables and receivables relating to the period prior to the Adjustment Point, and Purchaser shall be responsible for or entitled to all such payables and receivables relating to the period after the Adjustment Point.
               6.1.16 Liquor Licenses. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Sellers and Purchaser, each acting reasonably, shall agree upon the consideration to be paid for the liquor licenses for and the alcoholic beverage inventory at the San Diego Hotel and the Walnut Creek Hotel. Such consideration shall be paid at Closing by wire transfer of immediately available funds to the liquor assets escrow provided for in Section 13.6 and shall be deducted from the Balance paid by Purchaser to the Escrow Agent at the Closing.
               6.1.17 Miscellaneous. Any other items of income or expense of the Hotels which, in accordance with generally accepted accounting principles and business practices, should be apportioned between the Sellers and Purchaser shall be so apportioned in a commercially reasonable manner.
          6.2 Delayed Adjustments. If at any time following the Closing Date the amount of an item listed in Section 6.1 shall prove to be incorrect, or if any such amount which was unavailable or unknown on the Closing Date becomes available or known, the applicable party shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error, or which is payable pursuant to Section 6.1 with respect to such previously unavailable or unknown item, upon receipt of proof of such error or of such previously unavailable or unknown amount, provided that except with respect to the reapportionment contemplated in Section 6.1.1, such proof is delivered to the party from whom payment is requested on or before one hundred twenty (120) days after the Closing Date. The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section. After the Closing Date, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 6 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section 6.
          6.3 Guest Property in any Seller’s Possession on Closing Date. Property of guests of any Hotel in the applicable Seller’s (or the Operating Lessee’s or Manager’s) care, possession or control (excluding that in guest rooms) (“Guest Property”) on the Closing Date shall be handled in the following manner:

               6.3.1 Safe Deposit Boxes. At least three days prior to the scheduled Closing Date, the applicable Seller shall cause notice to be sent to all guests of any Hotel who have safe deposit boxes advising them of the pending sale of the Hotel and requesting the removal and verification of the contents of such safe deposit boxes and entry into a new safety deposit box agreement with Purchaser on the Closing Date. Purchaser may have a representative present at the Hotel for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three (3) day period. Such boxes shall be opened on the Closing Date in the presence of representatives of the Sellers and Purchaser to be agreed upon between the Sellers and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify and save and hold the Sellers and the Operating Lessee harmless from and against any claim or obligation arising out of or with respect to such property.
               6.3.2 Baggage Inventory. All guest baggage checked and left in the possession, care and control of any Seller shall be listed in an inventory to be prepared in duplicate and signed by such Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage listed in such inventory, and Purchaser hereby agrees to indemnify and save and hold the Sellers and the Operating Lessee harmless from and against any claim arising out of or with respect to the baggage listed in the inventory.
               6.3.3 Other Property. All other Guest Property left in the possession, care or control of any Seller, the Operating Lessee or Manager prior to the Closing Date shall be returned by such Seller, the Operating Lessee or Manager to guests prior to the Closing Date.
               6.3.4 Indemnity. Notwithstanding the foregoing, the Sellers shall indemnify and save and hold the Purchaser and its operating lessee harmless from and against claims relating to Guest Property arising prior to the Closing Date, provided that Purchaser delivers written notice to the Sellers of any such claim promptly after receiving same. Each such notice shall set forth in reasonable detail the nature of the claim.
          6.4 Leasing Costs.
               6.4.1 The Sellers shall pay and indemnify Purchaser in respect of all leasing costs payable by the landlord under the Space Leases, including leasing commissions (other than commissions with respect to leases of antenna space, payment of which is addressed in Section 6.1.8), costs of tenant alterations and improvements performed or to be performed for Tenants at the expense of the landlord thereof (or allowances payable by the landlord in lieu thereof) and moving and other allowances, if any (collectively, the “Leasing Costs”), in respect of (i) the existing term of each Space Lease executed by or on behalf of all parties thereto before the Effective Date, (ii) the renewal term of any Space Lease which resulted from the exercise by the

Tenant thereunder of an option, or from an agreement executed by all parties thereto, before the Effective Date, (iii) the portion of the term of any Space Lease as to which the Tenant had a cancellation option which it did not exercise and the right to exercise which expired before the Effective Date, and (iv) additional space leased by any Tenant pursuant to an option exercised by such Tenant, or an agreement executed by all parties thereto, before the Effective Date.
               6.4.2 In respect of each Space Lease existing on the date hereof or executed after the date hereof and prior to the Closing Date in accordance with Section 13.4 (or executed on or after the Closing Date), Purchaser shall and hereby does assume and agree to pay and indemnify the Sellers in respect of all Leasing Costs not payable by the Sellers pursuant to Section 6.4.1 (“Purchaser’s Leasing Costs”), including, without limitation, Leasing Costs in respect of the renewal term of any Space Lease where such renewal term results from the exercise by the Tenant thereunder of an option, or from an agreement executed by all parties thereto, on or after the Effective Date, additional space leased by any Tenant pursuant to an option exercised by such Tenant, or an agreement executed by all parties thereto, on or after the Effective Date, the portion of the term of any Space Lease as to which the Tenant had a cancellation option which it did not exercise and the right to exercise which expired on or after the Effective Date and Space Leases executed by all parties thereto on or after the Effective Date.
               6.4.3 The provisions of this Section 6.4 shall survive the Closing.
          6.5 Capital Improvements.
               6.5.1 Without limiting the provisions of Section 8.1, the Operating Lessee and the Sellers shall have no obligation to perform or complete any capital improvements at the Properties prior to Closing and it shall not be a condition to Purchaser’s obligation to close title under this Agreement that all or any portion of any capital improvements have been commenced or completed.
               6.5.2 Notwithstanding the provisions of Section 6.5.1, the Seller owning the Trumbull Hotel may commence work relating to the property improvement plan for the Trumbull Hotel, provided that the parties agree that it is the intention of the parties that such Seller shall not perform any such work except to the extent that in such Seller’s good faith judgment the failure to perform such work would result in a material risk of an event of default under the Franchise Agreement for the Trumbull Hotel (a “PIP Default Risk”). In the event that such Seller so determines that a PIP Default Risk exists, such Seller may undertake or cause the Operating Lessee to undertake such capital improvements as may be necessary or, in such Seller’s good faith judgment, desirable, to mitigate such PIP Default Risk and such Seller shall be entitled to a credit at Closing for any amounts expended by the Operating Lessee or such Seller prior to Closing in connection with the performance of such capital improvements, provided that such Seller shall regularly consult with Purchaser during the undertaking of such capital improvements and shall obtain Purchaser’s approval of the contract and budget for such capital improvements, such approval not to be unreasonably withheld or delayed, provided further, that Purchaser shall at Closing assume any contracts for performance of such work pursuant to an agreement of assignment and assumption substantially in the form of Exhibit I (as it relates to the Hotel Contracts) and without warranty and representation.
               6.5.3 Notwithstanding the provisions of Section 6.5.1, the San Diego Seller shall diligently endeavor to promptly enter into an agreement (the “Repair Contract”) with Landmark Hospitality Contracting, Inc. (the “Repair Contractor”), which Repair Contract shall incorporate the material terms set forth in that certain proposal dated June 29, 2006 (the “Repair Proposal”) from the Repair Contractor to the Manager (a copy of which has been provided to Purchaser prior to the date hereof), for repairs of work that was performed in connection with the renovation of certain of the guest bathrooms at the San Diego Hotel (as further described in Exhibit C). The Repair Proposal was intended to include the correction of all material defects in the original renovations of which the Sellers had knowledge. The terms and conditions of the Repair Contract (not including the compensation payable thereunder) shall be subject to Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided that Purchaser hereby approves the scope of work set forth in the Repair Proposal, and provided further that if Purchaser fails to disapprove any other aspect of the Repair Contract within three (3) Business Days from the receipt thereof, Purchaser shall be deemed to have approved the Repair Contract. In the event the San Diego Seller, despite the use of diligent efforts, is unable to enter into the Repair Contract with the Repair Contractor or the terms and conditions of such Repair Contract are not reasonably approved (or deemed approved) by Purchaser, the San Diego Seller shall diligently endeavor to promptly enter into an agreement with another contractor or contractors for such repair work which shall incorporate the material terms set forth in the Repair Proposal, such other agreement (not including the compensation payable thereunder) and contractor(s) to be subject to Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed (such agreement, if applicable, also referred to herein as the “Repair Contract” and such approved contractor, also referred to herein as the “Repair Contractor”). In no event shall the specifications for the repair work under the Repair Contract be of lesser quality in any material respect than the specifications that were set forth in the contract for the original renovations. During the period from and after the execution of the Repair Contract to and including the Closing Date (but subject to the eighth sentence of this Section 6.5.3), the San Diego Seller shall comply in all material respects with the terms of the Repair Contract and shall not waive any material provision of or materially amend the Repair Contract without Purchaser’s prior written consent (not including for this purpose changes to the compensation payable thereunder), such consent not to be unreasonably withheld or delayed; provided, that upon the prior written approval of Purchaser, not to be unreasonably withheld or delayed, the San Diego Seller shall be permitted to delete any work from the Repair Contract that the San Diego Seller determines in good faith is unnecessary because the original work was properly performed and does not require repair. In connection with providing or withholding any such approval, Purchaser shall have the right to first inspect any such work proposed to be deleted by San Diego Seller. Notwithstanding anything to the contrary contained in this Section 6.5.3, Purchaser acknowledges and agrees that the Sellers are not making (nor shall they make as of the Closing Date) any representation or warranty with respect to the quality, sufficiency or any other aspect of the work performed by the Repair Contractor, that Purchaser shall look solely to the Repair Contractor with respect to any claims arising with respect to the work performed under the Repair Contract and that the Sellers shall be under no obligation to have completed such repair work prior to the Closing Date or in accordance with a schedule and lead times comparable to those set forth in the Repair Proposal or any other particular timetable. Pursuant to Section 8.1, Purchaser shall accept such Property on the Closing Date “as-is” and, except for the work contemplated in the Repair Contract, neither the Operating Lessee nor the San Diego Seller shall be obligated to perform any work at the San Diego Hotel. In the event such repair work has not been completed as of the Closing Date, (i) the San Diego Seller shall assign and Purchaser shall assume the Repair Contract pursuant to an assignment and assumption agreement substantially in the form of Exhibit I (as it relates to the Hotel Contracts) and without warranty or representation, (ii) Purchaser shall receive a credit against the Purchase Price at Closing equal to the unpaid amount remaining under the Repair Contract (as same may have been amended by San Diego Seller from time to time pursuant to this Section 6.5.3), (iii) the San Diego Seller shall, promptly after the completion of such repair work, receive a refund of any portion of the credit described in clause (ii) of this sentence that Purchaser is not obligated or required to pay to the Repair Contractor (excluding the effect of any amendment by Purchaser after the Closing Date that would result in an increase in the amount payable to the Repair Contractor for work in excess of that referred to in the Repair Proposal), and (iv) Purchaser shall provide such information as the Sellers reasonably request from time to time regarding the progress and cost of such work. Upon reasonable prior notice, Purchaser shall have the right from time to time to inspect the work performed by the Repair Contractor under the Repair Contract to satisfy itself that the work is being performed in accordance with Repair Contract, provided that Purchaser shall not interfere in any material respect with the operation of the San Diego Hotel or the repair work being undertaken. The Sellers shall retain all claims against the contractor that performed the original bathroom renovations and its insurance carrier, which claims shall be an Excluded Item, and Purchaser shall cooperate with the Sellers in all reasonable respects in Sellers’ assertion and prosecution of such claims so long as the Sellers do not interfere in any material respect with the ownership or operation of the San Diego Hotel. Notwithstanding anything to the contrary in Section 6.7, none of Sellers’ obligations under this Section 6.5.3 shall survive the Closing nor shall Sellers have any liability under this Section 6.5.3 from and after the Closing.
          6.6 Adjustment Statement. The Sellers shall deliver to Purchaser prior to the Closing a copy of a proposed adjustment statement, showing all adjustments to be made at the Closing. If Purchaser agrees with the figures set forth in such proposed adjustment statement, Purchaser shall notify the Sellers that Purchaser will execute and return counterparts of such adjustment statement at the Closing; otherwise the parties shall seek promptly to reconcile any difference, provided that no failure to reconcile such differences shall have the effect of delaying the Closing, provided, further, that nothing in this Section 6.6 shall derogate from the provisions of Section 6.2.
          6.7 Survival. The provisions of this Section 6 shall survive the Closing.

     7. Documents to be Delivered at the Closing.
          7.1 Seller’s Deliveries. At or prior to the Closing, each Seller and/or the Operating Lessee, as applicable, will deliver or cause to be delivered to Purchaser each of the instruments and documents listed in this Section 7.1 applicable to such Seller or the relevant Property, executed and acknowledged where appropriate by such Seller (and/or the Operating Lessee) or other applicable party, but none of the documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete (it being agreed that the Sellers shall be deemed to have delivered the items set forth in Sections 7.1.5, 7.1.7, 7.1.14, 7.1.15 and 7.1.16 if the same are delivered to Purchaser’s representatives at the applicable Property):
               7.1.1 A special or limited warranty deed (each, a “Deed”), in proper statutory form for recording, executed by each Seller, conveying the fee simple title to the applicable Land, related Appurtenances and Improvements constituting a portion of each Property from such Seller to Purchaser, subject only to Permitted Exceptions.
               7.1.2 A bill of sale and general assignment, substantially in the form of Exhibit I, (i) conveying the Personal Property and the Permits to Purchaser, (ii) assigning all of the Sellers’ right, title and interest in, to and under (x) the Space Leases set forth on Exhibit M, and in and to all security deposits (including all accrued interest thereon, if any) held by the Sellers pursuant to the Space Leases (to the extent such security deposits are being assigned to Purchaser), (y) the Bookings and (z) all Hotel Contracts set forth on Exhibit C, and (iii) subject to Section 13.10, assigning all of the Operating Lessee’s right, title and interest in, to and under the Vetro Leases. Notwithstanding the foregoing, Purchaser shall have the right not to assume any Hotel Contract (excluding for this purpose the Collective Bargaining Agreements) designated by written notice given by Purchaser to the Sellers (and the applicable Seller or the Operating Lessee shall terminate such Hotel Contract at or prior to Closing), provided that (i) such Hotel Contract is by its terms terminable by the applicable Seller or the Operating Lessee prior to Closing and (ii) Purchaser shall pay to the Sellers or the Operating Lessee at or prior to the time of termination any liquidated damages, termination penalties or other amounts payable to the contractor in connection with such termination and shall indemnify the Sellers and the Operating Lessee for any cost, loss, damage or expense arising out of such termination. If Purchaser elects to assume any Hotel Contract that is not assignable without the consent of the other party thereto, the failure to obtain such consent shall not entitle Purchaser to reject such assignment (and the Sellers and the Operating Lessee shall have no obligation to request or obtain such consent) and Purchaser shall indemnify and hold harmless the Sellers and the Operating Lessee from any cost, loss, damage or expense arising out of any failure to obtain such consent. The indemnification obligations in this Section 6.1.2 shall survive the Closing or termination of this Agreement.
               7.1.3 Evidence reasonably acceptable to Purchaser of the termination of each Management Agreement, which terminations shall be at the Sellers’ or Operating Lessee’s sole cost and expense.

               7.1.4 Evidence reasonably acceptable to Purchaser and the Title Company of the termination of each Operating Lease, which terminations shall be at the Sellers’ or Operating Lessee’s sole cost and expense.
               7.1.5 Seller’s Copies of the Space Leases, assignable Hotel Contracts, assignable Permits and Books and Records for the Properties; provided, that the Sellers shall have the right to retain copies of the same and after Closing shall have reasonable access to same.
               7.1.6 Such notices of the transactions contemplated by this Agreement to third parties as may be reasonably requested by the Sellers or Purchaser.
               7.1.7 Receipted property tax bills for personal property taxes on the Hotels, the Furnishings and the Operating Supplies and Equipment for the latest period for which any such taxes, if the same were not paid prior to the Closing Date, would be delinquent.
               7.1.8 An affidavit from each Seller that such Seller is not a “foreign person” within the meaning of § 1445 of the Code, which affidavit shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation § 1.1445.2(b)(2).
               7.1.9 Counterparts of the adjustment statement showing all adjustments in respect of the Purchase Price to be made at the Closing.
               7.1.10 All Transfer Tax and other tax returns, if any, which any Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any Governmental Authority as a result of the transactions contemplated by this Agreement.
               7.1.11 A direction to Escrow Agent notifying it of the Closing and directing that the Deposit, with interest thereon, is to be delivered to the Sellers.
               7.1.12 A certificate of each Seller substantially in the form of Exhibit J (a “Seller’s Representation Certificate”) that the representations and warranties of such Seller set forth in Section 8.3 hereof are true, correct and complete in all material respects as of the Closing Date (except where such representations or warranties are made as of a specific date), subject to changes occurring in accordance with this Agreement disclosed in such certificate.
               7.1.13 One or more title affidavits executed by each Seller substantially in the form of Exhibit K (collectively, “Title Affidavit”).
               7.1.14 All of the plans (including “as built” plans), drawings, blueprints and specifications relating to the Properties which are in any Seller’s, the Operating Lessee’s or the Manager’s possession.

               7.1.15 All Warranties in possession of any Seller, the Operating Lessee or the Manager, if any, of manufacturers, suppliers and contractors in effect at the date of Closing Date.
               7.1.16 All keys, security codes and access codes to the Properties which are in the possession of any Seller, the Operating Lessee or the Manager.
               7.1.17 Endorsements in favor of Purchaser of the titles for all vehicles owned by the Sellers and/or Operating Lessee and exclusively used on the Properties.
               7.1.18 A copy of the resolutions, consents or other documentation of each Seller (or its respective general partner, managing member or members), which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of the documents, instruments and agreements to be executed and delivered by such Seller.
               7.1.19 To the extent any portion of any property constituting the Properties, the Hotel Contracts, Space Leases, Permits, Bookings or the Personal Property is or are owned by the Operating Lessee or Manager, assignment documents in the applicable form described above.
               7.1.20 A good standing certificate for each Seller from the Secretary of State of the state of formation of such Seller, dated within thirty (30) days of the Initially Scheduled Closing Date.
               7.1.21 Subject to Section 13.11, an assignment of MeriStar Laundry’s right, title and interest in the Anchorage Joint Venture Agreement in form reasonably acceptable to the parties and without representation or warranty other than (i) that MeriStar Laundry owns its interests in the joint venture formed by the Anchorage Joint Venture Agreement (the “Anchorage Joint Venture”) free and clear of all liens and encumbrances and (ii) that MeriStar Laundry has delivered to Purchaser a true, complete and correct copy of the Anchorage Joint Venture Agreement.
               7.1.22 An assignment of Interstate’s and Manager’s right, title and interest in the Collective Bargaining Agreements generally in the form of the general assignment set forth in Exhibit I and without representation or warranty.
               7.1.23 All other instruments and documents, if any, to be executed, acknowledged and delivered by any Seller, the Operating Lessee or the Manager pursuant to any of the other provisions of this Agreement or as required in connection with the recording of the Deeds.
          7.2 Purchaser’s Deliveries. At or prior to the Closing, Purchaser will deliver or cause to be delivered to the Sellers or such other parties indicated below each of the payments, documents and instruments listed in this Section

7.2, such instruments and documents to be executed and acknowledged where appropriate:
               7.2.1 The Balance as set forth in subsection 3.1.3 hereof, together with any other sums which are payable to the Sellers at the Closing.
               7.2.2 Counterparts of each of the instruments and documents listed in subsections 7.1.2, 7.1.6, 7.1.9, 7.1.10, 7.1.19, 7.1.21, and 7.1.22.
               7.2.3 A copy of the resolutions of the Board of Directors of Purchaser or its direct or indirect controlling parent company, certified to by the Secretary of such company, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of the documents, instruments and agreements to be executed and delivered by Purchaser.
               7.2.4 A certificate of Purchaser, substantially in the form of Exhibit L (the “Purchaser’s Representation Certificate”) that the representations and warranties of Purchaser set forth in Sections 8.1 and 8.2 and Section 9 hereof are true, correct and complete as of the Closing Date in all material respects.
               7.2.5 Written instructions to the Escrow Agent to deliver the sum of the Deposit (including any interest thereon) to the Sellers upon Closing.
               7.2.6 A good standing certificate for Purchaser from the Secretary of State of the state of formation of Purchaser, dated within thirty (30) days of the Initially Scheduled Closing Date.
               7.2.7 All other instruments and documents, if any, to be executed, acknowledged and delivered by Purchaser pursuant to any of the other provisions of this Agreement. or as required in connection with the recording of the Deeds.
     8. Property Conveyed “As Is”; Other Representations and Warranties of Seller.
          8.1 Condition of Properties. Purchaser acknowledges (i) that Purchaser has had a reasonable opportunity to inspect and investigate the Properties, and all matters relating thereto, including, without limitation, all of the physical, environmental and operational aspects of the Properties, and any zoning or land use entitlements thereto, either independently or through agents and experts of Purchaser’s choosing and (ii) that Purchaser will acquire the Properties based upon Purchaser’s own investigation and inspection. THE SELLERS, THE OPERATING LESSEE AND PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, THE PROPERTIES SHALL BE SOLD, AND PURCHASER SHALL ACCEPT THE PROPERTIES, ON THE CLOSING DATE AS IS, WHERE IS, WITH ALL FAULTS AND WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS

AGREEMENT, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, AVAILABILITY OF DEVELOPMENT RIGHTS, ZONING, MERCHANTABILITY, PHYSICAL CONDITION THEREOF OR FITNESS FOR A PARTICULAR PURPOSE AND EACH SELLER AND THE OPERATING LESSEE HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, PURCHASER IS NOT RELYING AND SHALL NOT RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM THE OPERATING LESSEE, ANY SELLER OR ANY OTHER PERSON AS TO ANY MATTERS CONCERNING THE PROPERTIES, INCLUDING, WITHOUT LIMITATION: (A) THE CONDITION OR SAFETY OF THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY INCLUDING HAZARDOUS SUBSTANCES, LOT SIZE, OR SUITABILITY OF THE PROPERTY FOR A PARTICULAR PURPOSE; (B) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES AND ANY ASSOCIATED METERS ARE IN WORKING ORDER; (C) THE LIVABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (D) THE FITNESS OF ANY PERSONAL PROPERTY; OR (E) THE PHYSICAL CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER THE OPERATING LESSEE NOR ANY SELLER SHALL BE UNDER ANY DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO SUCH PARTY, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES, AND THAT PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY AND ITS OTHER DILIGENCE AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY ANY PERSON WHOMSOEVER. ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER AND PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF THE OPERATING LESSEE OR ANY SELLER TO MAKE ANY CHANGES, ALTERATIONS, OR REPAIRS TO ANY PROPERTY, PROVIDED THAT NOTHING HEREIN SHALL BE DEEMED TO DEROGATE FROM THE SELLERS’ OBLIGATIONS SET FORTH IN THE FIRST SENTENCE OF SECTION 13.1. PURCHASER AGREES AND ACKNOWLEDGES THAT PURCHASER’S OBLIGATIONS HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT WITH PURCHASER HAVING NO RIGHT TO DELAY THE CLOSING OR

TERMINATE THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, REGARDLESS OF ANY FACTS OR INFORMATION LEARNED BY PURCHASER BEFORE OR AFTER THE EFFECTIVE DATE.
          8.2 CERCLA Release. Except as may be expressly provided in this Agreement, Purchaser, for itself and its successors in interest, hereby releases the Operating Lessee, each Seller and their respective affiliates from, and waives all claims and liability against the Operating Lessee, each Seller and their respective affiliates for or attributable to, any structural, physical and/or environmental condition at any Property, including without limitation the presence, discovery or removal of any Hazardous Substances in, at, about or under such Property, or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory or other causes of action for environmental contamination at, in or under any Property. The provisions of this Section 8.2 shall survive the Closing.
          8.3 Representations and Warranties. Each Seller hereby represents and warrants to Purchaser, with respect to itself and the Property owned by such Seller, as follows (except as set forth in the applicable Exhibits hereinafter referred to):
               8.3.1 Such Seller has been incorporated, organized or otherwise formed as specified with respect to such Seller on Exhibit A, is duly organized, validly existing and in good standing under the laws of the State of its incorporation, organization or formation; it has the power, right, authority and legal capacity to execute and deliver this Agreement and the other documents, instruments, certificates and agreements required to be executed and delivered by it hereunder and to enter into and perform the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Sellers party hereto and is enforceable against each such Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency and other similar laws affecting creditor’s rights generally, and (ii) general principles of equity.
               8.3.2 All resolutions, authorizations and other actions required to be taken by or on the part of such Seller which are necessary to approve or authorize the execution of this Agreement by such Seller and the consummation of the transactions contemplated herein have been obtained and taken.
               8.3.3 Neither the entry into nor the performance of this Agreement by such Seller will (i) violate, conflict with, result in a breach under, or constitute a default under, any corporate charter, certificate of incorporation, by-law, partnership agreement, indenture, contract, permit, judgment, decree or order to which such Seller is a party or by which such Seller is bound, or (ii) except with respect to the Vetro Leases and the Anchorage Joint Venture Agreement, require the consent of any third party other than as has already been obtained or is otherwise specifically set forth herein, and other than such consents or approvals as may be required pursuant to the applicable Franchise Agreement, any Permitted Exceptions or any Hotel Contracts (Purchaser acknowledging and agreeing that such Seller is not undertaking to obtain any such consents or approvals, except as set forth in Section 13.10 and Section 13.11).
               8.3.4 Such Seller is not a “foreign person” within the meaning of § 1445 of the Code.
               8.3.5 There are no Space Leases affecting all or any portion of the Property except as set forth on Exhibit M. To such Seller’s knowledge, (i) all of the Space Leases are in full force and effect, (ii) true and complete copies of the Space Leases, to the extent in such Seller’s or the Operating Lessee’s possession, have been provided to Purchaser (or will be provided to Purchaser within five (5) Business Days after the Effective Date), and (iii) except as set forth on Exhibit M, there are no material defaults (or written notice of any default which is still outstanding received) by such Seller or the Operating Lessee or, to such Seller’s actual knowledge, any other party thereunder.
               8.3.6 There are no material Hotel Contracts affecting all or any portion of the Property except as set forth in Exhibit C, other than certain multi-property agreements not set forth on Exhibit C pursuant to which goods and/or services are supplied to more than one property owned, leased or managed by the Operating Lessee or the Manager or their respective affiliates, which multi-property agreements Purchaser and such Seller acknowledge and agree shall be Excluded Items unless the same are set forth on Exhibit C. To such Seller’s knowledge, (i) all of the material Hotel Contracts are in full force and effect, (ii) true and complete copies of the Hotel Contracts listed on Exhibit C to which such Seller or the Operating Lessee or Manager is a party have been delivered to Purchaser (or will be delivered to Purchaser within five (5) Business Days after the Effective Date) and (iii) except as set forth on Exhibit C, there are no material defaults by such Seller or the Operating Lessee or, to such Seller’s actual knowledge, any other party thereunder.
               8.3.7 The Franchise Agreement to which such Seller is a party is described on Exhibit B. To such Seller’s knowledge, (i) such Franchise Agreement is in full force and effect, (ii) true and complete copies of such Franchise Agreement have been delivered to Purchaser (or will be delivered to Purchaser within five (5) Business Days after the Effective Date) and (iii) except as set forth on Exhibit B or as disclosed by any Franchisor to Purchaser, there are no material defaults (or written notice of any default which is still outstanding received) by any party thereunder except for such defaults as may be set forth in the Franchisor’s property inspection or quality standards reports, and any defaults arising from a failure to timely perform any property improvement plan or other work requirements.
               8.3.8 To such Seller’s knowledge, all material Permits required for and relating to the operation of the Hotel owned by such Seller are listed on Exhibit N. To such Seller’s knowledge, (i) such Permits are in full force and effect, (ii) except as set forth on Exhibit N, none of such Seller, the Operating Lessee, the Manager or any of their respective affiliates has received written notice of any material violation thereof which remains outstanding, and (iii) true and complete copies of all such Permits which are in such Seller’s possession have been delivered to Purchaser (or will be delivered to Purchaser within five (5) Business Days after the Effective Date).
               8.3.9 Except as set forth on Exhibit O, neither such Seller nor the Operating Lessee has received written notice from any Governmental Authority of any material violations of any Legal Requirements relating to the Property owned by such Seller or the ownership, use, maintenance or operation of the Hotel owned by such Seller, which have not been corrected in all material respects.
               8.3.10 Except as set forth on Exhibit P, there is no litigation, action, investigation or proceeding (including, but not limited to, proceedings in respect to a condemnation) pending or, to such Seller’s knowledge, threatened in writing against such Seller, Operating Lessee or Manager, an adverse determination of which would likely materially and adversely affect the applicable Property or the results of its operations or such Seller’s ability and right to enter into this Agreement or to consummate the transactions contemplated hereby, other than employment claims and claims for personal injury or property damage which are covered by liability insurance and for which the insurer is providing a defense.
               8.3.11 Such Seller and/or the Operating Lessee owns title to the Furnishings, Consumables and Operating Supplies and Equipment relating to the Hotel owned by such Seller, subject only to the Permitted Exceptions (and liens related to the Sellers’ and Operating Lessee’s existing or previous financings, which liens shall be satisfied or paid on or prior to the Closing), the Hotel Contracts (including without limitation any equipment leases for certain Furnishings set forth on Exhibit C) and the rights, if any, of the Franchisor under the Franchise Agreement therein or thereto.
               8.3.12 Neither such Seller nor the Operating Lessee employs any personnel at the Hotel owned by such Seller in connection with the operation thereof, and all employees of such Hotel are employees of the Manager.
               8.3.13 To Seller’s knowledge, there are no labor disputes or organizing activities pending or threatened as to the operation or maintenance of any of the Properties or any part thereof. Neither Seller nor the Operating Lessee is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of any of the Hotels. Neither the Manager nor Interstate Hotels and Resorts, Inc. (“Interstate”), an affiliate of Manager, is a party to any Collective Bargaining Agreement, except for those described in Exhibit Q (the “Collective Bargaining Agreements”).
               8.3.14 Sales, Use and Occupancy Taxes. All sales, use and occupancy taxes due and owing with respect to the Hotels have been paid or will be paid by Closing. All ad valorem personal property taxes due and owing with respect to the Properties have been paid or will be paid by Closing.

               8.3.15 No Commitments. No commitments have been made to any Governmental Authorities, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Properties.
               8.3.16 Financial Statements. To Sellers’ knowledge, the monthly statements of income for each Hotel for the period from January 1, 2006 through June 30, 2006, copies of which have been delivered to Purchaser, present accurately in all material respects the results of operations of the Properties (other than the premises covered by the Vetro Leases) for the periods indicated.
               8.3.17 Zoning of Philadelphia Hotel. To Sellers’ knowledge, the zoning classification for the Philadelphia Hotel Land is C-3 Commercial, and, except as may be set forth in Certification Statement attached hereto as Exhibit R, there exists no notice of an uncorrected violation of housing, building, fire or safety ordinances.
               8.3.18 Wells. To Sellers’ knowledge, there are no “Wells” located on the Minnesota Property within the meaning of Minn. Stat. §1031. This representation is intended to satisfy the requirements of that statute.
               8.3.19 Individual Sewage Treatment Systems. Solely for purposes of satisfying the requirements of Minn. Stat. §115.55, to Sellers’ knowledge, there is no “individual sewage treatment system” (within the meaning of that statute) on or serving the Minnesota Property.
               8.3.20 Anchorage Laundry Facility. To Seller’s knowledge, no capital calls against MeriStar Laundry have been made or are pending under the Anchorage Joint Venture Agreement which have not been satisfied, other than a capital call against MeriStar Laundry in an amount not expected to exceed $50,000 for new laundry equipment that has been made or may be made in the future. The Seller of the Anchorage Hotel shall pay or cause to be paid such capital call and the Purchase Price shall be increased by an amount equal to one-half of such capital call. To Seller’s knowledge, neither MeriStar Laundry nor Interstate has received written notice of any actual or alleged violation of any Environmental Law with respect to the real property owned by the Anchorage Joint Venture.
          8.4 Knowledge. Wherever the phrase “to Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean the present actual knowledge of Bruce Riggins and Edward Dardani, without any duty of inquiry or independent investigation of the relevant matter by any of such individuals, provided that the Sellers have made inquiries (and requested written responses) as to the accuracy of the representations and warranties set forth in Section 8.3 to the general managers of the Hotels (to the best of the knowledge of the general managers) and that

Messrs. Riggins and Dardani shall be deemed to have knowledge of any matter set forth in the written responses of the general managers of the Hotels to such inquiries. Wherever the phrase “in Seller’s possession”, “in the possession of Sellers” or any similar phrase appears in this Agreement, such phrase shall be deemed to mean to the extent the material or other item referred to by such phrase is located at a Hotel or in the Sellers’ corporate offices in Arlington, Virginia.
          8.5 Delivery. Whenever in this Section 8 a representation has been made that any document has been delivered to Purchaser, such document shall be deemed to have been delivered if such document has been made available to Purchaser on the due diligence website operated by the Broker.
          8.6 Disclaimer Regarding Estimates and Projections. In connection with Purchaser’s inspection of the Properties and other diligence, Purchaser has (or may have) received certain projections, estimates and forecasts, including the projected statements of operating revenues and income from operation of the Properties. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, and without limiting the provisions of Sections 8.1 or 8.4, neither the Sellers nor the Operating Lessee make any representation or warranties with respect to such estimates, projections and forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
          8.7 Survival. The representations and warranties of the Sellers and Purchaser set forth in Sections 8.1, 8.2 and 8.6 hereof shall survive the Closing without limitation as to time. The representations and warranties of the Sellers set forth in Section 8.3 shall survive the Closing for a period of six (6) months, provided that the representations and warranties of Seller in Sections 8.3.1 and 8.3.2 shall survive the Closing without limitation as to time. All other representations, warranties, covenants and indemnities set forth in this Agreement shall not survive the Closing unless otherwise expressly provided in this Agreement. The provisions of this Section 8.7 shall survive the Closing.
          8.8 Claims. Claims by Purchaser following the Closing based on a breach of a warranty or representation shall be made by written notice to the Sellers within the applicable time period set forth in Section 8.7 above. Each such notice shall set forth in reasonable detail the nature of the claim or claims and the provision of this Agreement claimed to be breached thereby. If Purchaser fails in any case to give written notice to the Sellers of any such claim within the time period as aforesaid or to institute legal proceedings in respect of any such unresolved claim within six (6) months thereafter, then such claim or claims shall be deemed waived and shall lapse. The provisions of this Section 8.8 shall survive the Closing.

          8.9 Joint and Several Liability; Limitations.
               8.9.1 The Sellers shall be jointly and severally liable to Purchaser in respect of the breach of any warranty or representation set forth in this Section 8.
               8.9.2 Notwithstanding anything to the contrary set forth in this Section 8, (i) the Sellers shall have no liability to Purchaser for breach of any warranty or representation set forth in this Section 8 or elsewhere in this Agreement unless and except to the extent that the aggregate damages suffered by Purchaser by reason of all such breaches exceed Five Hundred Thousand Dollars ($500,000.00) (the “Basket”) provided that, notwithstanding Section 8.9.4, for the purposes of this clause (i), in the event that Purchaser obtains knowledge on or prior to the Closing Date of the failure of a representation or warranty of the Sellers set forth in Section 8.3 to be true and correct in all material respects (other than as a result of changes in the ordinary course of business between the date hereof and the Closing Date and changes resulting from the operation of the Properties between the date hereof and the Closing Date in accordance with the provisions of Section 13 and any other applicable provisions of this Agreement) and such failure does not result in a failure of the closing condition set forth in Section 11.2 because the inaccuracy in question together with all other such inaccuracies would not reasonably be expected to have a material adverse effect on the business, value or prospects of all of the Hotels, taken as a whole, then the aggregate damages suffered by Purchaser by reason of such failure shall count toward the Basket (but, as provided in Section 8.9.4, shall not result in any liability on the part of the Sellers), (ii) in no event shall the Sellers be liable to Purchaser for consequential or punitive damages in respect of any such breach and (iii) except in the case of a breach of the representations of Seller contained in Section 8.3.1 and Section 8.3.2, in no event shall the Sellers’ aggregate liability to Purchaser for all such breaches exceed Ten Million Dollars ($10,000,000.00) (which amount shall, in connection with the application of the Partial Termination Procedure to one or more Hotels, be reduced on a ratable basis equal to an amount determined by applying a fraction, the numerator of which is the aggregate amount of the Purchase Price allocated on Exhibit F to the affected Hotel or Hotels to which the Partial Termination Procedure is applied and the denominator of which is the Purchase Price).
               8.9.3 Notwithstanding each Seller’s obligation to deliver a Seller Representation Certificate at the Closing pursuant to Section 7.1.13 or anything else set forth in this Agreement, if any matter or event shall have occurred between the date hereof and the date of the Closing or the Sellers shall otherwise become aware of any fact which makes any such warranty or representation untrue in any material respect, the Sellers shall have the right to disclose such fact in the Sellers’ Representation Certificate, and if the Sellers do so, the Sellers shall not be liable to Purchaser following the Closing for the breach of the warranty or representation in question which results from the occurrence or existence of such fact, but in no event shall Purchaser be obligated to close hereunder unless the conditions precedent to Purchaser’s obligation to close set forth in this Agreement shall have been fulfilled.

               8.9.4 Notwithstanding anything to the contrary set forth in this Section 8 or elsewhere in this Agreement but subject to the proviso of clause (i) of Section 8.9.2, if prior to the Closing Purchaser has or obtains knowledge that any of Seller’s warranties or representations set forth in this Section 8 is untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then the breach by the Sellers of the warranties or representations as to which Purchaser shall have or obtained such knowledge shall be waived by Purchaser and the Sellers shall have no liability to Purchaser or its successors or assigns in respect thereof. For purposes of this Section 8.9.4, Purchaser shall not have or be deemed to have obtained “knowledge” of any untruth, change or inaccuracy of any of the Seller’s warranties or representations set forth in Section 8 unless the relevant matters were contained in written material delivered to Purchaser or its agents or advisors, made available to Purchaser on the due diligence website operated by the Broker or were disclosed to Purchaser or its employees or agents by Hotel personnel or employees of the Manager.
               8.9.5 Notwithstanding anything to the contrary set forth in Sections 8.3.5, 8.3.6 or 8.3.7, the representations and warranties contained therein to the effect that the Sellers and the Operating Lessee have complied with or are not in default under any of the terms of any agreement described therein do not apply to any obligation on the part of any Seller or the Operating Lessee, or any default or alleged default based on such Seller’s or Operating Lessee’s failure, to maintain the Properties, or any of them, in good repair and condition or to make any replacements or improvements thereto, it being understood that Purchaser has agreed to accept the Properties in their “as-is” physical condition.
               8.9.6 The provisions of this Section 8.9 shall survive the Closing.
     9. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Sellers as follows:
          9.1 Organization. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware; it has the power, right, authority and legal capacity to execute and deliver this Agreement and the other documents, instruments, certificates and agreements required to be executed and delivered by it hereunder and to enter into and perform the transactions contemplated hereby.
          9.2 Consents. All resolutions, consents, authorizations and other actions required to be taken by or on the part of Purchaser which are necessary to approve or authorize the execution of this Agreement by Purchaser and consummation of the transactions contemplated herein have been obtained and taken.
          9.3 Non-Contravention. Neither the entry into nor the performance of this Agreement by Purchaser will (i) violate, conflict with, result in a breach under, or constitute a default under, any corporate charter, certificate of incorporation, by-law, partnership agreement, indenture, contract, permit, judgment, decree or order to which Purchaser is a party or by which Purchaser is bound, or (ii) require the consent of any third party other than as has already been obtained or is otherwise specifically set forth herein.
          9.4 Closing of Hotels. Purchaser does not intend to close any of the Hotels for at least ninety (90) days after the Closing, except for temporary or partial closings reasonably deemed necessary by Purchaser in connection with the performance of work required under a franchise agreement for a Property following Closing provided that nothing herein shall derogate from Purchaser’s obligations under Section 33.2.
          9.5 Survival. The representations and warranties of Purchaser set forth in this Section 9 shall survive the Closing for a period of six (6) months, provided that the representations and warranties of Purchaser set forth in Sections 9.1 and 9.2 shall survive the Closing without limitation of time. All of Purchaser’s representations and warranties set forth in Sections 8.1, 8.2 and 8.6 and this Section 9 shall be remade on and as of the Closing Date in the Purchaser’s Representation Certificate, which shall be delivered to the Sellers at Closing. The provisions of this Section 9.5 shall survive the Closing.
     10. Conditions to the Sellers’ Obligation to Close Title. The obligation of the Sellers to close title under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided that the Sellers, at their election, may waive all or any of such conditions:
          10.1 Purchaser shall have paid to the Sellers the Purchase Price as provided in Section 3 hereof.
          10.2 Purchaser shall have delivered or caused to be delivered at Closing all documents and executed counterparts of documents and instruments required by this Agreement to be delivered by Purchaser and shall have taken all other action and fulfilled all other conditions required of Purchaser under this Agreement.
          10.3 All representations and warranties of Purchaser set forth in Sections 8.1 and 8.2 and Section 9 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.
          10.4 Each Franchisor shall have (i) either (A) approved Purchaser’s change of ownership application with respect to the applicable Hotel, and agreed to Purchaser’s assumption of, and Purchaser shall have assumed, the applicable Franchise Agreement, or such Franchisor shall have entered into a new franchise agreement with Purchaser with respect to the applicable Hotel, as required by Franchisor, or (B) terminated the Franchise Agreement in accordance with Section 13.7, and (ii) in the case of an assumption of the applicable Franchise Agreement, delivered to the applicable Seller, the Operating Lessee and any guarantor of the Franchise Agreement a release (a “Release”) of their respective obligations under the Franchise Agreement (to the extent the same arise from and after the Closing), executed by such Franchisor in such

Franchisor’s customary form, with such changes as may be reasonably requested by the applicable Seller.
          10.5 MeriStar Hospitality Operating Partnership, L.P. (“MHOP”) shall have waived in writing its right of first offer with respect to the Properties (the “MHOP ROFO”) as set forth in that certain Amended and Restated Agreement of Limited Partnership of MeriStar Investment Partners, L.P., dated as of February 9, 2005, by and among the Operating Lessee and MHOP.
     11. Conditions to Purchaser’s Obligation to Close Title. The obligation of Purchaser to close title under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided that Purchaser, at its election, may waive all or any of such conditions:
          11.1 The Sellers shall have delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be delivered by the Sellers and shall have otherwise complied in all material respects with all of their covenants and obligations under this Agreement.
          11.2 The representations and warranties of the Sellers set forth in Section 8.3 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (unless the failure of such representations or warranties to be true and correct, in all material respects, would not reasonably be expected to have a material adverse effect on the business, value or prospects of all of the Hotels, taken as a whole), subject, however, to changes in the ordinary course of business between the date hereof and the Closing Date and changes resulting from the operation of the Properties between the date hereof and the Closing Date in accordance with the provisions of Section 13 and any other applicable provisions of this Agreement.
          11.3 MHOP shall have waived in writing the MHOP ROFO.
          11.4 Purchaser acknowledges that the Sellers do not guarantee the satisfaction of the conditions precedent listed in Sections 11.2 and 11.3 and the failure to satisfy such conditions for any reason (other than Sellers’ breach of this Agreement) shall not be deemed to be a default hereunder but rather, the same shall merely be a failure of a condition to Closing, in which event Purchaser’s sole remedy shall be to terminate this Agreement and receive a refund of the Deposit and upon termination neither party shall have any further obligations or liabilities hereunder except as otherwise expressly provided in this Agreement.
     12. Casualty and Condemnation.
          12.1 Casualty.
               12.1.1 Risk of loss as a result of fire or other casualty to each Hotel shall be on the Sellers to and including the Closing Date and shall be on Purchaser thereafter. If, at any time on or before the Closing Date, any Hotel has suffered damage, destruction or casualty (each, a “Casualty Loss”), the Sellers shall promptly notify Purchaser.
               12.1.2 In the event a Casualty Loss affects a Substantial Portion of a Hotel, Purchaser shall have the right, by notice to Sellers given within ten (10) Business Days after the date of the Sellers’ notice to Purchaser setting forth the estimated cost to repair or replace the same (to the extent then available) to terminate this Agreement with respect to such affected Hotel. Upon such termination, (i) the parties hereto shall have no further rights or obligations hereunder with respect to such Hotel (except for any obligations that expressly survive termination), and (ii) the parties shall remain obligated to purchase and sell the remaining Hotels in accordance with, but subject to, the terms of this Agreement, except that the Purchase Price shall be reduced by the amount allocated to the affected Hotel on Exhibit F hereto (the above described notice of termination, release from obligations hereunder with respect to the affected Hotel, and remaining obligation to purchase the unaffected Hotels on the terms described above being hereinafter referred to as the “Partial Termination Procedure”). In the event that Purchaser does not elect to invoke the Partial Termination Procedure as to the affected Hotel within such 10-Business Day period, TIME BEING OF THE ESSENCE, such Casualty Loss shall be treated in the manner described in Section 12.1.3 below with respect to a Casualty Loss which does not relate to a Substantial Portion. If the Closing Date shall be due to occur prior to the expiration of such 10-Business Day period, the parties hereto agree to adjourn the Closing Date with respect to the affected Hotel to the date that is five (5) Business Days after the expiration of such 10-Business Day period, provided that if such fifth (5th) Business Day falls within a Blackout Period, the Closing Date shall be adjourned to the first (1st) Business Day following the Blackout Period.
               12.1.3 In the event of a Casualty Loss which does not relate to a Substantial Portion of a Hotel, the Closing shall occur notwithstanding such Casualty Loss, and at the Closing the applicable Seller shall assign to Purchaser the proceeds of any insurance applicable to such Casualty Loss, less any costs of adjustment and collection and less any amounts expended on restoration in accordance with subsection 12.1.4, and such Seller shall pay to Purchaser the amount of any deductible applicable thereto.
               12.1.4 In any case in which Purchaser shall purchase a Hotel affected by a Casualty Loss, (i) the applicable Seller shall assign or, in the case of insurance carried by the Manager or Operating Lessee, shall cause the Manager or Operating Lessee to assign to Purchaser at the Closing all of its rights to the proceeds of any business interruption insurance payable with respect to the period from and after the day immediately following the Closing Date and Purchaser shall control the adjustment and settlement of all claims with respect to such insurance for such period and, if necessary to ensure that Purchaser shall receive such business interruption insurance for such period, the Sellers shall obtain an endorsement to such policy providing that Purchaser shall receive such proceeds and (ii) the applicable Seller shall have the right to commence to repair such damage to the extent necessary to operate the affected Hotel, and such Seller shall have the right to deduct the cost of such repairs performed and paid for prior on or to the Closing Date from any amount of insurance proceeds (other than proceeds of business interruption insurance) hereinabove referred to; provided, however, that prior to the commencement of any such repairs, the applicable Seller shall consult with Purchaser with respect to the work which it intends to perform and shall make any modifications thereto reasonably requested by Purchaser provided that Purchaser agrees to pay any extra expense incurred in connection with such modifications.
          12.2 Condemnation. If, prior to the Closing Date, part or all of any Hotel is condemned or threatened with condemnation to such an extent as would materially impair such Hotel’s fair market value or economic or functional use as a full service hotel, or causes damage to such Hotel which affects a Substantial Portion of such Hotel, Purchaser may at its option, exercised by notice given to the Sellers within ten (10) Business Days of the receipt from the Sellers of a notice setting forth all information within the Sellers’ possession relating to such condemnation, elect (a) to proceed with the Closing in accordance with the terms hereof, in which event Purchaser shall purchase the Hotel which is the subject of the condemnation in its then current condition without any reduction in the Purchase Price, but subject to the further provisions of this Section 12.2, or (b) terminate this Agreement with respect to the affected Hotel, whereupon the Partial Termination Procedure shall occur with respect to the affected Hotel. If the Closing Date is due to occur prior to the expiration of such 10-Business Day period, the parties hereto agree to adjourn the Closing Date with respect to the affected Hotel to the date which is five (5) Business Days after the expiration of such 10-Business Day period provided that if such fifth (5th) Business Day falls within a Blackout Period, the Closing Date shall be adjourned to the first (1st) Business Day following the Blackout Period. If, in the event of such condemnation or threatened condemnation, Purchaser does not elect to terminate its obligation to purchase the affected Hotel or in the event of a condemnation which would not entitle it to exercise such right, Purchaser shall control the adjustment and settlement of any award with respect to such condemnation and the applicable Seller shall assign to Purchaser at the Closing the proceeds of such award, after the use thereof by such Seller, prior to Closing, to pay the cost of any work performed and paid for by such Seller or to repair any damage caused by an actual condemnation and net of any reasonable expenses incurred by such Seller in such condemnation proceeding. The obligation of the Sellers to turn over to Purchaser such proceeds shall survive the Closing. Prior to the commencement of any such repairs, the applicable Seller shall consult with Purchaser with respect to the work which it intends to perform and shall make any modifications thereto reasonably requested by Purchaser provided that Purchaser agrees to pay any extra expense incurred in connection with such modifications. For the purposes of the foregoing, a “threat” of condemnation shall not be deemed to have arisen unless and until the applicable Seller either (i) shall have received an official notice to such effect from a public authority or (ii) shall have actual knowledge of same.
          12.3 Notwithstanding anything to the contrary contained in this Agreement, (i) Purchaser acknowledges that the Iowa City Hotel has suffered tornado damage and that the Seller which owns the Iowa City Hotel is in the process of repairing such damage and (ii) if such repair is not completed on or prior to the Closing Date, then Purchaser shall be responsible for completing such repairs (and shall assume all contracts relating thereto), such Seller shall have no responsibility therefore, and upon request made by Purchaser from time to time together with all necessary supporting information, such Seller shall (or shall cause Manager to) apply to such Seller’s insurer for disbursements of insurance proceeds on account of the cost of such repair, use commercially reasonable efforts to collect the same and, promptly after receipt of such proceeds, pay the same over to Purchaser.
     13. Operation of the Properties until Closing; Operating Lessee Covenants.
          13.1 Operation. Subject to Section 6.5, the Sellers agree to continue, and shall cause Operating Lessee and Manager to continue, to operate and maintain the Properties from and after the Effective Date to and including the Closing Date in the ordinary course of business in accordance with the current practices of the Sellers, Operating Lessee and Manager, except as otherwise specifically provided in this Agreement. In addition, the Sellers and Operating Lessee agree as follows:
          (a) The Sellers and Operating Lessee shall not before or after Closing release or modify any Warranties, except with the prior written consent of Purchaser.
          (b) The Sellers and Operating Lessee shall maintain in full force and effect through their respective expiration dates, and shall not cancel or voluntarily allow to expire prior to such dates, all insurance policies covering the Properties or the operations thereof.
          (c) The Sellers and Operating Lessee shall cause to be paid prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Properties or the operation of the Hotel (except to the extent the same are being contested in good faith).
          13.2 Dispositions. No Seller nor the Operating Lessee shall sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of such Seller’s or the Operating Lessee’s Property or any interest therein except for any Personal Property sold, replaced or consumed in the ordinary course of business and each Seller and the Operating Lessee shall maintain Personal Property at the Property in a manner substantially consistent with such Seller’s and/or the Operating Lessee’s customary operating practices and historical practice at the Property.
          13.3 Termination of Contracts and Permits. Each Seller and the Operating Lessee shall keep the material Hotel Contracts, Space Leases and Permits (including any such items entered into after the Effective Date in accordance with Section 13.4, but excluding those which may be terminated in the ordinary course of the operations of the Hotel (in the case of Hotel Contracts only) or as a result of a default by the other party or which may expire by their terms or pursuant to Section 7.1.2) in full force and effect, will pay all charges when due under such agreements and will perform all of its material obligations under such Hotel Contracts, Space Leases and Permits. Such Seller will pay all charges when due under the applicable Franchise Agreement, but, such Seller shall have no obligation to Purchaser to perform any work required by the

Franchisor with respect to the Hotel or to achieve any quality standards, customer satisfaction scores or other operational standards under such Franchise Agreement.
          13.4 New Contracts. Between the Effective Date and the Closing Date, each Seller and the Operating Lessee shall not modify in any material respect or enter into any new contracts, leases, licenses, easements, encumbrances (but including for this purpose involuntary encumbrances) or other agreements relating to the Properties (including, but not limited to, Hotel Contracts, collective bargaining agreements, and Space Leases) without the prior consent of Purchaser in each instance between the Effective Date and the Closing Date, which consent shall not be unreasonably withheld, conditioned or delayed, other than (i) contracts which may be terminated in the ordinary course of operations of the applicable Hotel on not more than 60 days notice without penalty or which provide for payments thereunder of $25,000 or less, (ii) contracts for room reservations, Bookings or other advance commitments for room rentals at the Properties in the ordinary course of business and consistent with past practice or (iii) the Repair Contract or any contract referred to Section 6.5.2. The Sellers shall consult with Purchaser and keep Purchaser informed with respect to any such modified or new contracts entered into or proposed after the Effective Date and shall make copies of the same available to Purchaser promptly after the receipt thereof by the Sellers or the Operating Lessee. Purchaser shall advise the applicable Seller of its approval or rejection of any such proposed contract, lease, license, easement or other agreement within three (3) Business Days after such Seller has delivered the same to Purchaser. Failure to provide such approval or rejection within the stated time period shall be deemed approval of the submission.
          13.5 Access. Each Seller shall permit Purchaser and its representatives, contractors, agents, personnel, lenders, employees, investors and partners to enter upon and inspect the Property and perform such investigations of the Property and all Books and Records as Purchaser may from time to time deem desirable, at Purchaser’s sole cost and expense, all on the terms and conditions hereinafter set forth. Provided that Purchaser gives such Seller reasonable prior notice, such Seller shall arrange for Purchaser and Purchaser’s agents to have reasonable access to the Property during regular business hours until the Closing Date to conduct additional due diligence (provided that in no event shall such additional due diligence give rise to a right of Purchaser to terminate this Agreement or to an adjustment of the Purchase Price), prepare for Closing and to verify any change in the condition of the Property since the Effective Date. Purchaser does hereby acknowledge and agree, regardless of whether such entry and/or activities occurred before or after the Effective Date, that (i) the costs and expenses of Purchaser’s access, whenever incurred, shall be borne solely by Purchaser, (ii) Purchaser has been obligated during all entries made prior to the Effective Date and shall be obligated with respect to all entries made from and after the Effective Date not to unreasonably disturb or interfere with the operation, management or use of the Property by such Seller, such Seller’s agents, any tenant or any tenant’s customers, invitees or guests, (iii) Purchaser has been obligated during all entries made prior to the Effective Date, and shall be obligated with respect to all entries made from and after the Effective Date, not to damage or adversely affect the physical structure or any of the mechanical, electrical, plumbing or HVAC systems of the Property and/or the Furnishings and (iv)

Purchaser shall be obligated with respect to all entries made from and after the Effective Date to give prior notice to such Seller of any such entry and such Seller shall have the right to require that Purchaser’s representative be accompanied by a representative of such Seller during any such visit to the Property. Purchaser hereby agrees to indemnify, defend, and hold each Seller, the Operating Lessee and the Manager and their respective affiliates harmless from any and all actual costs, losses, damages (excluding consequential and punitive damages) and expenses (including reasonable attorneys’ fees) arising out of any personal injury or property damage resulting from such entry and/or activities upon the Property by Purchaser, its agents, contractors and/or subcontractors, regardless of whether such entry and/or activities occurred before or after the Effective Date, which indemnity shall survive the Closing or any termination of this Agreement. At all times that Purchaser is given access to the Property in connection with its investigations under this Section 13.5, Purchaser shall carry, and Purchaser shall cause all of its agents and contractors to carry, reasonably adequate liability insurance covering their respective activities at the Property and Purchaser shall deliver evidence of such insurance to such Seller upon such Seller’s request. Unless this Agreement is terminated, Purchaser shall have the right to communicate with Hotel Employees, provided the same is coordinated through such Seller and, if so requested by the Sellers, in the presence of a representative of the Sellers and provided that Purchaser minimizes any disruption to the operation of the Property and/or to the scheduling and staffing needs of the Property. In no event shall Purchaser or its agents undertake any invasive testing at the Property, other than a standard Phase I environmental test, without the prior consent of such Seller, which consent shall not be unreasonably conditioned, withheld or delayed.
          13.6 Liquor Licenses.
               13.6.1 Each Seller shall cooperate with Purchaser in all reasonable respects in connection with the transfer of liquor licenses used in connection with the operation of the Hotel to Purchaser or Purchaser’s application for new liquor licenses. If Purchaser is (despite the use of commercially reasonable efforts) unable to obtain approval to assume the existing licenses, or new licenses or temporary permits to operate, issued by the applicable liquor authority prior to the Closing Date, then, on the Closing Date, the applicable Seller shall, to the extent permitted under applicable Legal Requirements, cause the existing liquor licensee to enter into an agreement with Purchaser, in form and content reasonably acceptable to Purchaser and such Seller, providing for an interim arrangement of up to one hundred twenty (120) days whereby such licensee shall operate (or if legally permissible allow Purchaser to operate) the liquor concessions at the applicable Hotel under the existing liquor licenses on behalf of Purchaser pending the transfer or issuance of such approval, new license or temporary permit to operate, provided that such interim arrangement shall be extended on a Hotel by Hotel basis by an additional thirty (30) days in the event that Purchaser, despite the use of continuous diligent efforts, has not received such approval to assume an existing license, or new license or temporary permit to operate. Purchaser shall indemnify, defend and hold such licensee harmless against any liabilities incurred in such operation (unless caused by such licensee’s willful or negligent conduct or omission or breach of its agreement with Purchaser) and provide adequate dram-shop insurance naming such Seller, the Operating Licensee and the licensee as additional insureds.

               13.6.2 At the Closing, the Sellers shall cause the liquor licensee for the San Diego Hotel and the Walnut Creek Hotel to enter into a liquor assets escrow agreement with Purchaser or Purchaser’s designee(s), as required by California Business and Professions Code Section 24074, in a form reasonably acceptable to the parties, with an escrow agent reasonably acceptable to the parties (and Purchaser shall, or shall cause its designee(s) to, execute and deliver the required number of counterparts of such agreement). The amount described in Section 6.1.16 shall be deposited into the escrow created under such escrow agreement as provided in Section 6.1.16, and shall (together with the liquor licenses for such Hotels) be disposed of as provided in such escrow agreement.
               13.6.3 In no event shall the transfer of the existing liquor license, the issuance of a temporary permit or a new license or the consent of any liquor authority to the transactions contemplated hereby be a condition precedent to Purchaser’s obligations under this Agreement. The provisions of this Section 13.6 shall survive the Closing.
          13.7 Franchise Agreements.
               13.7.1 The Sellers shall proceed promptly and in good faith to give the notices required under the Franchise Agreements with respect to the transactions contemplated hereby. Purchaser shall promptly and in good faith (a) seek, with respect to each Property, either (i) to obtain a new franchise agreement from Franchisor or from another hotel franchisor (“Other Franchisor”), or (ii) to assume the existing Franchise Agreement from the Franchisor, in accordance with all applicable provisions of the Franchise Agreement, including without limitation providing such financial and other information regarding Purchaser as may be reasonably required by the Franchisor or by the Other Franchisor, as appropriate, and submitting promptly after the date hereof all application materials required by the Franchisor (b) endeavor to obtain a Release for each Seller with respect to the applicable Franchise Agreement for obligations arising or accruing from and after the Closing Date (it being agreed that if Purchaser is unable to obtain a Release with respect to a particular Franchise Agreement, Purchaser shall be required either to enter into a new franchise agreement with the Franchisor as hereinabove provided or obtain such Franchisor’s consent to the termination of such Franchise Agreement as provided in Section 13.7.2), and (c) use commercially reasonable efforts to obtain a release for each Seller with respect to the applicable Franchise Agreement for obligations arising or accruing prior to the Closing Date, provided that in no event shall Purchaser be obligated to assume any such obligation in order to obtain such release. In connection therewith, the Sellers shall at no cost to the Sellers cooperate in all reasonable respects with Purchaser in connection with such application for a new franchise agreement or for the assumption of any existing Franchise Agreement. In the event a Franchisor or Other Franchisor requires an inspection for a product improvement plan or otherwise at the Hotel in connection with such application, Purchaser shall upon demand therefor by the Sellers forward to the Sellers, in immediately available funds, an amount equal to the fee for such inspection as determined by the Franchisor or Other Franchisor, as applicable, and, in the event Purchaser fails to do so the applicable Sellers shall have no obligation to apply for or otherwise obtain such inspection, but Purchaser shall not be relieved of any of its obligations under this Section 13.7.1. Purchaser acknowledges and agrees that Purchaser’s obtaining (x) a transfer of a Franchise Agreement or a new franchise agreement for the Hotel from the Franchisor or from an Other Franchisor, (y) the Franchisor’s consent to the termination of the Franchise Agreement as provided in Section 13.7.2 or (z) the agreement of any Franchisor not to terminate its Franchise Agreement in connection with the sale of the applicable Hotel shall not be a condition precedent to Purchaser’s obligation to close the transaction set forth in this Agreement. Purchaser shall pay all application fees as may be required by any Franchisor in connection with the assumption of an existing Franchise Agreement by Purchaser, and the Sellers shall work closely with Purchaser to avoid or minimize any such application fees. In addition, Purchaser shall pay (i) all other amounts as may be required by any Franchisor in connection with the assumption of an existing Franchise Agreement by Purchaser and (ii) all application fees and other amounts as may be required by any Other Franchisor, as appropriate, in connection with the issuance of a new franchise agreement to Purchaser. Purchaser acknowledges that as a condition to approving the transfer or assignment of the existing Franchise Agreements, or entering into a new franchise agreement, the Franchisor or other franchisor, as applicable, may require the institution of property improvement plans or the imposition of work requirements. The Sellers shall have no obligation with respect to any such property improvement plan or other work requirement agreed to by Purchaser.
               13.7.2 Notwithstanding anything to the contrary set forth in Section 13.7.1, Purchaser shall have the right with respect to any Property not to assume the existing Franchise Agreement or not to obtain a new franchise agreement from the Franchisor, as applicable, only if:
                    13.7.2.1 Purchaser shall notify the Sellers in writing prior to the fifth (5th) Business Day prior to the Closing Date that Purchaser intends to exercise said right; and
                    13.7.2.2 The Franchisor shall consent in writing to the termination of the Franchise Agreement without payment of a termination fee or damages (liquidated or otherwise) or Purchaser shall pay in full, at the Closing, and indemnify, defend and hold harmless the Sellers and their affiliates from and against, any and all such termination fees or damages (liquidated or otherwise). In connection with such termination, Purchaser shall use commercially reasonable efforts to obtain from such Franchisor a release for the applicable Seller for obligations arising or accruing prior to such termination, provided that in no event shall Purchaser be required to assume any such obligation to obtain such release.
               13.7.3 Purchaser shall indemnify, defend and hold the Sellers harmless from and against any and all costs, loss, damages or expenses (including without limitation, reasonable attorneys fees) incurred by any Seller under any Franchise Agreement as a result of Purchaser’s failure at or prior to the Closing either (i) to obtain the Franchisor’s approval of Purchaser’s change of ownership application with respect to the Hotel, and to either (A) assume the Franchise Agreement or (B) to enter into a new franchise agreement with Franchisor, as required by Franchisor, with respect to the Hotel, or (ii) to obtain Franchisor’s termination of the Franchise Agreement as set forth in Section 13.7.2, including without any limitation any termination fees or damages (liquidated or otherwise) incurred by the applicable Seller under the Franchise Agreement and/or the Franchisor letter in connection therewith. In the event Purchaser assumes the Franchise Agreement with respect to a Hotel, Purchaser shall only assume all obligations and liabilities under such Franchise Agreement which accrue to the period from and after the Closing Date. In the event Purchaser enters into a new franchise agreement with a Franchisor with respect to a Hotel, Purchaser shall not assume any obligations or liabilities under the Franchise Agreement being replaced for such Hotel. The provisions of this Section 13.7.3 and Section 13.7.2 shall survive the Closing or any earlier termination of this Agreement.
          13.8 If Purchaser shall neither assume the Franchise Agreement nor obtain a new franchise agreement from Franchisor with respect to any Property in accordance with this Section 13.8, then at the Closing, the applicable Sellers shall be entitled to remove from the applicable Property and return to the Franchisor in accordance with the Franchise Agreement or transfer to other hotels owned by affiliates of the Sellers all Trademark Materials, such items shall be Excluded Items and Purchaser shall receive no credit against the Purchase Price as a result of the removal of such Excluded Items from the Property.
          13.9 Reporting. The Sellers shall or shall cause the Manager to deliver to Purchaser as soon as the same shall become available monthly operating statements for each of the Properties, together with copies of any financial statements or forecasts produced by the Sellers or the Manager in the ordinary course relating to any or all of the Properties.
          13.10 Vetro Leases. The Operating Lessee shall promptly and in good faith seek the consent of the lessors under the Vetro Leases to assign the Vetro Leases to Purchaser upon the Closing, provided that, the Operating Lessee shall not be obligated to incur any cost or other liability in connection therewith, provided, further, that the failure of the Operating Lessee to obtain such consents or to extend the period during which any extension option under the Vetro Leases may be exercised shall not (i) be deemed a default or breach of the Operating Lessee’s or the Seller’s respective obligations under this Agreement or a breach of any condition hereunder to Purchaser’s obligation to proceed with the Closing, (ii) give rise to Purchaser of any right to terminate this Agreement in whole or as to the applicable Hotel pursuant to the Partial Termination Procedure or (iii) result in any reduction of the Purchase Price. In the event that such consents are not obtained or in the event that Purchaser notifies the Sellers at least three (3) Business Days prior to the Initial Closing Date that Purchaser does not intend to assume the Vetro Leases, the Vetro Leases shall be deemed Excluded Items and shall not be included in the transactions contemplated herein.

          13.11 Anchorage Joint Venture Agreement. The Sellers shall cause MeriStar Laundry to promptly and in good faith seek the consent of Captain Cook to permit MeriStar Laundry to assign its interest in the Anchorage Joint Venture Agreement to Purchaser upon the Closing, provided that, neither the Sellers nor MeriStar Laundry shall be obligated to incur any cost or other liability in connection therewith, provided, further, that the failure of the Sellers to obtain such consent shall not (i) be deemed a default or breach of the Sellers’ respective obligations under this Agreement or a breach of any condition hereunder to Purchaser’s obligation to proceed with the Closing, (ii) give rise to Purchaser of any right to terminate this Agreement in whole or as to the Anchorage Hotel pursuant to the Partial Termination Procedure or (iii) result in any reduction of the Purchase Price. In the event that such consents are not obtained or in the event that Purchaser notifies the Sellers at least three (3) Business Days prior to the Initial Closing Date that Purchaser does not intend to assume the Anchorage Joint Venture Agreement, the Anchorage Joint Venture Agreement shall be deemed an Excluded Item and shall not be included in the transactions contemplated herein.
          13.12 Independent Audit. Promptly following the Effective Date, the Sellers shall and shall cause Manager to reasonably cooperate with Purchaser’s representatives and independent accounting firm to provide access to financial information relating to the Properties in the possession of or otherwise available to the Sellers, its affiliates or Manager which would be sufficient to enable Purchaser’s representatives and independent accounting firm to prepare audited financial statements for the three (3) calendar years prior to the Closing and during the year in which the Closing occurs in conformity with generally accepted accounting principles and to enable such representatives to prepare such statements, reports or disclosures as Purchaser may reasonably deem necessary or advisable (provided that in no event shall the results of such activities by or on behalf of Purchaser give rise to a right of Purchaser to terminate this Agreement or to an adjustment of the Purchase Price, or expand the scope of any representation contained herein or create any liability to Purchaser or any other person that would not otherwise exist under this Agreement absent this Section 13.12). The Sellers shall also provide and shall cause Manager to provide to Purchaser’s independent accounting firm a signed representation letter in a form reasonably acceptable to Manager which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Properties. The Sellers shall authorize and shall cause Manager to authorize any attorneys who have represented the Sellers or Manager in material litigation pertaining to or affecting the Properties to respond, at Purchaser’s expense, to customary inquiries from Purchaser’s representatives and independent accounting firm. If and to the extent the Sellers’ financial statements pertaining to the Property for any periods during the three (3) calendar years prior to the Closing and during the year in which the Closing occurs have been audited, promptly after the execution of this Agreement the Sellers shall provide Purchaser with copies of such audited financial statements and shall reasonably cooperate with Purchaser’s representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Purchaser’s expense, a reissuance of such audited financial statements. Purchaser shall reimburse the Sellers and

Manager for all out-of-pocket costs incurred by the Sellers and/or Manager in connection with the foregoing.
          13.13 Walnut Creek Litigation Without limiting the provisions of Section 6.5.1 and Section 8.1, the Sellers shall have no obligation to perform or complete any remedial work or other capital improvements required in connection with the Walnut Creek Litigation (the “ADA Remedial Work”) (or incur any liability in connection therewith except as expressly set forth in this Section 13.13) and Purchaser shall accept the Walnut Creek Hotel on the Closing Date “as-is” and without any adjustment to or credit against the Purchase Price on account of the Walnut Creek Litigation, and shall be solely responsible for performing the ADA Remedial Work at its sole cost as required pursuant to (and promptly after) the final resolution of the Walnut Creek Litigation; provided that the Sellers shall, promptly after request by Purchaser (together with the submission of appropriate supporting documentation), reimburse Purchaser for (i) one hundred percent (100%) of the direct costs of the ADA Remedial Work that are incremental to Purchaser’s capital improvement or project improvement plans for the Walnut Creek Hotel (the “Incremental ADA Costs”) expended by Purchaser to the extent the same exceed $100,000 and are less than or equal to $150,000 and (ii) fifty percent (50%) of the Incremental ADA Costs expended by Purchaser to the extent the same exceed $150,000; provided, further, that the Sellers shall be responsible for any monetary damages arising from the Walnut Creek Litigation (including any attorneys’ fees and expenses awarded or otherwise paid to the plaintiff thereto, but excluding damages arising from any failure of Purchaser to perform the ADA Remedial Work in compliance with such final resolution, which shall be the responsibility of Purchaser). Notwithstanding the foregoing, the Walnut Creek Seller may, in its sole discretion, commence the ADA Remedial Work prior to the Closing Date in which event (x) Purchaser shall at the Closing (subject to the submission of appropriate documentation) reimburse the Walnut Creek Seller for one hundred percent (100%) of any Incremental ADA Costs expended by the Walnut Creek Seller to the extent the same do not exceed $100,000 and fifty percent (50%) of any Incremental ADA Costs expended by the Walnut Creek Seller in excess of $150,000 and (y) Purchaser shall assume the contract for the ADA Remedial Work on the Closing Date pursuant to an agreement of assignment and assumption substantially in the form of Error! Reference source not found. (as it relates to Hotel Contracts) and without warranty or representation, provided that any additional Incremental ADA Costs incurred by Purchaser pursuant to such assumed contract shall be allocated among Purchaser and the Walnut Creek Seller as set forth in the immediately preceding sentence, taking into account the amounts previously paid pursuant to clause (x) of this sentence. In the event that the final resolution of the Walnut Creek Litigation has not occurred as of the Closing Date, the Sellers and Purchaser shall negotiate in good faith a supplement to this Agreement providing for a hold back of a portion of the Purchase Price (the “ADA Holdback”) in an amount equal to the Walnut Creek Seller’s share of the reasonably anticipated costs of the ADA Remedial Work, as computed pursuant hereto (but which amount shall not in any event exceed $100,000). Such supplement shall provide that the Escrow Agent shall continue to hold the ADA Holdback and shall make the ADA Holdback available for payment of amounts owing by the Sellers pursuant to clauses (i) and (ii) of the first sentence of this

Section 13.13 (with any excess being paid to, and any shortfall being paid by, the Walnut Creek Seller). The budget and scope of work in the contract for the ADA Remedial Work shall specify the ADA Remedial Work separately from any other work to be performed under such contract, and such contract shall (together with any amendments thereto that would result in a direct or indirect increase in the compensation payable to the contractor thereunder) be subject to the Walnut Creek Seller’s prior written consent, such consent not to be unreasonably withheld or delayed (provided that in the event the Walnut Creek Seller commences the ADA Remedial Work prior to the Closing Date, such contract (together with any amendments thereto that would result in a direct or indirect increase in the compensation payable to the contractor thereunder) shall be subject to Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed). From and after the Closing Date, Purchaser shall join as a party to the Walnut Creek Litigation, and the Walnut Creek Seller and Purchaser shall jointly and diligently conduct the defense of the Walnut Creek Litigation and shall cooperate with each other and keep each other informed with respect thereto; provided that neither party shall have the right to settle (either before or after the Closing Date) the Walnut Creek Litigation or take any other material action with respect thereto without the consent of the other party, such consent not to be unreasonably withheld or delayed (provided, further, that the Walnut Creek Seller shall have the right, in its sole discretion and without consent of Purchaser, to settle, or take other actions with respect to, any matters related solely to monetary damages). The Sellers shall be responsible for attorneys’ fees and expenses related to the defense of the Walnut Creek Litigation incurred prior to the Effective Date. From and after the Effective Date, the Sellers shall be responsible for one-half of the attorneys’ fees and expenses incurred by the Sellers and/or Purchaser in defense of the Walnut Creek Litigation and Purchaser shall be responsible for one-half of such attorneys’ fees and expenses. The Sellers shall indemnify and hold harmless Purchaser for any costs for which the Sellers are responsible under this Section 13.13. Purchaser shall indemnify and hold harmless the Sellers for any costs for which Purchaser is responsible under this Section 13.13 and for the failure to perform the ADA Remedial Work in compliance with the requirements set forth in the final resolution of the Walnut Creek Litigation. The provisions of this Section 13.13 shall survive the Closing.
     14. Title to the Properties.
          14.1 Condition of Title. If, at the Closing Date, title to any Property shall not be in the condition prescribed by Section 4, the Sellers shall be entitled to (a) adjourn the Closing pursuant to Section 5.1 for the purpose of causing title to be conveyed in the condition required by the provisions of this Agreement (including curing Purchaser’s title objections to the extent required to do so under this Section 14) or (b) terminate this Agreement as to the affected Hotel by notice to Purchaser delivered at or prior to the Closing Date, in which event the Partial Termination Procedure shall occur with respect to the affected Hotel. If the Sellers shall adjourn the Closing pursuant to subdivision (a) above and at the end of such extension period any Seller shall be unable to cause title to any Property to be in the condition prescribed by Section 4, either party may terminate this Agreement as to the affected Hotel by notice to the other party delivered at or prior to the Closing Date as so extended, in which event the Partial Termination Procedure shall occur with respect to the affected Hotel. Purchaser shall have the right to object by delivery of written notice to the Sellers, on or prior to the date that is five (5) Business Days after receipt of any update to the title reports previously delivered to Purchaser (and after receipt of an updated survey for the applicable Property), to any lien or encumbrance that is not a Permitted Exception and is shown on such or update. If Purchaser shall fail to give such notice as to any lien or encumbrance within said five (5) Business Day period, then each such lien or encumbrance shall be deemed to be a Permitted Encumbrance. Any lien or encumbrance to which Purchaser timely objects or any Monetary Lien shall not be a Permitted Exception unless and until such lien or encumbrance or Monetary Lien is cured and/or the Title Company agrees to affirmatively insure over such lien or encumbrance as hereinafter provided or such lien or encumbrance is waived by Purchaser. The Sellers shall be under no obligation to take any steps or to institute or prosecute any action or proceedings, or expend any sums of money or effort to remove from title to the Properties any defect, encumbrance or objection to title whether or not the remedying of the defect, encumbrance or objection to title is within the Sellers’ control; provided, however that each Seller shall be responsible to discharge or cause the Title Company affirmatively to insure over any liens or encumbrances on such Sellers’ Property which do not constitute Permitted Exceptions, which can be discharged solely by the payment of a liquidated sum of money and which liens or encumbrances arise on account of obligations undertaken or actions performed by such Seller (“Monetary Liens”); provided, that the Sellers shall not be required to expend more than $3,000,000 in the aggregate to cure any such Monetary Liens (other than mortgages and deeds of trust which the Sellers shall be obligated to discharge at or prior to Closing in full). The Sellers may use any part of the Purchase Price to discharge the same, provided that the Sellers shall deliver to Purchaser or the Title Company at the Closing instruments in recordable form sufficient for the Title Company to discharge such Monetary Liens. Except for any Seller’s failure to discharge or cause the Title Company affirmatively to insure over such Monetary Liens as aforesaid, the Sellers shall not be deemed in default of this Agreement, and Purchaser shall not be entitled to damages of any kind by reason of the failure of any Seller, for any reason whatsoever, to convey title to the Properties in accordance with the provisions of this Agreement, nor shall Purchaser in such circumstances be entitled to specific performance of this Agreement.
          14.2 Waiver. Purchaser, at its election, evidenced by notice to the Sellers either before or within five (5) Business Days following notice from the Sellers to invoke the Partial Termination Procedure pursuant to Section 14.1, (and the Closing Date shall be adjourned if necessary for such five (5) Business Day period) may in writing accept such title to the affected Property or Properties as the Sellers can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against the Sellers by reason thereof, in which event the Partial Termination Procedure shall not apply.
          14.3 Affirmative Insurance. If at the Closing any Property is subject to any matter encumbering title thereto other than matters treated under Section 14.1 or Permitted Exceptions, such matter shall not be deemed grounds for termination of this Agreement or any other remedy if the Title Company will affirmatively insure against enforcement of such matter against the Property by endorsement reasonably satisfactory to Purchaser. Except as set forth in Section 14.1, nothing in this Section 14.3 shall be deemed to create any obligation on the part of any Seller to satisfy or to cause the Title Company to issue affirmative insurance over any such liens, encumbrances or matters affecting title which are not Permitted Exceptions.
          14.4 Full Performance. The acceptance of the Deeds by Purchaser from each Seller shall be deemed full performance on the part of such Seller of all of its respective obligations under this Agreement (including all promises, agreements, conditions, representations and warranties), except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in the documents delivered at Closing.
          14.5 Rights of First Refusal. Purchaser acknowledges that, as set forth in Exhibit B and in addition to the MHOP ROFO, certain of the Properties are subject to a right of first refusal or right of first offer in favor of an unaffiliated third party. In the event that a Franchisor exercises such right of first refusal or right of first offer with respect to a single Hotel, the Sellers shall not be deemed to be in default under this Agreement, and the Partial Termination Procedure shall apply with respect to the applicable Property. In the event that one or more Franchisors exercise such rights of first refusal or rights of first offer with respect to two or more Hotels, Purchaser may elect in its sole determination (x) to apply the Partial Termination Procedure to the applicable Properties or (y) to terminate this Agreement and have the Deposit returned to it by the Escrow Agent.
     15. Brokers, etc.
          15.1 Sellers’ Representation. The Sellers warrant and represent to Purchaser that the Sellers dealt with no broker, finder or like agent who might claim a commission or fee in connection with the transactions contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the Closing of the transactions contemplated herein, other than Jones Lang LaSalle Americas, Inc. (“Broker”). The fees of the Broker shall be paid by the Sellers or their affiliates pursuant to separate agreements between the Sellers or their affiliates and the Broker. The Sellers agree jointly and severally to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys’ fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party, including, without limitation, the Broker, who claim to have dealt with the Sellers or any affiliate thereof in connection with this transaction.
          15.2 Purchaser’s Representation. Purchaser warrants and represents to the Sellers that neither Purchaser, nor any affiliate thereof, has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transactions contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transactions contemplated herein, other than the Broker. Purchaser agrees to indemnify and hold harmless the Sellers and their respective successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys’ fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party, other than the Broker, who claims to have dealt with Purchaser or any affiliate thereof in connection with this transaction.
          15.3 A Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the fund, call (7l7) 783-3658 or (800) 822-2113 (within Pennsylvania) and (717) 783-4854 (outside Pennsylvania).
          15.4 Survival. The provisions of this Section 15 shall survive the Closing or termination of this Agreement.
     16. Termination of Agreement; Default.
          16.1 Non-Default Termination. If this Agreement shall terminate or be terminated (excluding any partial termination pursuant to the application of the Partial Termination Procedure) for any reason other than the default of Purchaser or the Sellers hereunder, then upon such termination Escrow Agent shall return to Purchaser the Deposit, together with any interest thereon. Except for the foregoing, and for those obligations hereunder that are specifically stated to survive termination hereof, following the termination of this Agreement neither party shall have any obligations of any nature to the other hereunder or by reason hereof.
          16.2 Purchaser’s Default. If at the Closing Date the conditions to the obligations of the Sellers to consummate the Closing as set forth in Section 10 hereof have not been fulfilled on account of the default of Purchaser hereunder, and such conditions have not been waived by Sellers, and the Closing shall not occur as a result thereof, then the Sellers shall be entitled as their sole remedy to receive and retain the Deposit together with all interest, if any, earned thereon, as liquidated damages for loss of a bargain and not as a penalty. Purchaser and the Sellers agree that such liquidated damages are based in part upon the following damages which the Sellers shall suffer on account of a default by Purchaser and the failure of the Closing to occur, which damages Purchaser and the Sellers agree are incapable of an exact determination of amount: the removal of the Properties from the real estate market during the period of this Agreement and the loss of the possibility of obtaining a new purchaser during such time at a higher amount; the possibility of being unable to find a new purchaser for the amount of the Purchase Price after Purchaser’s default; various restrictions related to the management and maintenance of the Properties during the period of this Agreement; and the inconvenience of relisting the Properties for sale. Purchaser acknowledges and agrees that such liquidated damages shall not be deemed to include or incorporate any liability of Purchaser in respect of any indemnification obligation under this Agreement that survives the termination of this Agreement, and Purchaser shall remain liable for any such indemnification obligations notwithstanding the receipt by the Sellers of such liquidated damages.
          16.3 Seller’s Default. If at the Closing Date, after any application of the Partial Termination Procedure the conditions to the obligation of Purchaser to consummate the Closing as set forth in Section 11 hereof have not been fulfilled on account of the default of the Sellers hereunder, nor have such conditions been waived by Purchaser, and the Closing shall not occur as a result thereof, then Purchaser shall be entitled to pursue, at its election, either of the following as its sole and exclusive remedy: (i) terminate this Agreement and have the Deposit returned to it by the Escrow Agent (and in such circumstances the Sellers shall join with Purchaser in a written instruction to Escrow Agent to pay the Deposit to Purchaser) or (ii) seek specific performance of the Sellers’ obligations under this Agreement to consummate the Closing, provided, however, that Purchaser shall only be entitled to the remedy of specific performance if (A) Purchaser first gives written notice to the Sellers of the Sellers’ default and Purchaser’s intention to file an action for specific performance within ten (10) Business Days after Purchaser first becomes aware of the default by the Sellers, (B) any suit for specific performance is filed within sixty (60) days after the scheduled Closing Date, and (C) Purchaser is not in default under this Agreement. Purchaser hereby waives any right to sue the Sellers, the Operating Lessee or any of their respective affiliates for damages (including consequential and punitive damages) for any default hereunder, but if the Closing occurs, subject to the provisions of Section 8 such waiver shall not apply to damages to which Purchaser may be entitled hereunder (other than consequential and punitive damages) by reason of any breach by the Sellers of any of their covenants, warranties or representations hereunder which expressly survive the Closing.
          16.4 Survival. The provisions of this Section 16 shall survive the termination of this Agreement.
     17. Expenses of the Transaction.
          17.1 Purchaser’s Expenses. Purchaser shall pay the cost of (i) title insurance premiums, (ii) Survey costs of updates ordered by Purchaser, (iii) the sum of one-half of all deed stamps, deed taxes, recording taxes and transfer taxes imposed in connection with the conveyance of the Properties (collectively, the “Transfer Taxes”), (iv) sales taxes imposed in connection with any items of Personal Property, (v) the costs of its due diligence investigation of the Properties, (vi) all amounts incurred in connection with the assumption or termination of the Franchise Agreement or the issuance of a new franchise agreement including, but not limited to, application fees, transfer fees, termination fees, liquidated damages and costs of implementing a property improvement plan, (vii) mortgage recording taxes, (viii) all fees and recording charges, including without limitation the costs of recording any Deeds, except for those fees and recording charges for which the Sellers are obligated to pay pursuant to clause (iii) of

Section 17.2 and (ix) the fees and disbursements of Purchaser’s attorneys. Purchaser shall pay one-half of the escrow fees of Escrow Agent.
          17.2 Sellers’ Expenses. The Sellers shall pay (i) the cost of the fees and disbursements of the Sellers’ attorneys in connection with this transaction, (ii) one-half of all Transfer Taxes, (iii) all fees and recording charges for releasing title objections which Seller has an obligation to remove pursuant to this Agreement and (iv) one-half of the escrow fees of Escrow Agent.
          17.3 Other Costs. Any other closing cost not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties in the metropolitan area of the applicable Property.
          17.4 Indemnification. Purchaser shall indemnify the Sellers, Operating Lessee, Manager and their respective affiliates, successors and assigns and the Sellers shall jointly and severally indemnify Purchaser and its affiliates, successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such indemnified party or parties may sustain or incur as a result of the failure of the indemnifying party or parties to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 17.
          17.6 Survival. The provisions of this Section 17 shall survive the Closing or any termination of this Agreement.
     18. Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be deemed to have been properly given or served if (i) delivered by hand, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent by reputable overnight courier service or (iv) transmitted by facsimile transmission, in each case addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice):
if to the Sellers, to:
MeriStar Investment Partners, L.P.
c/o Oak Hill Capital Partners
65 East 55th Street, 36th Floor
New York, New York 10022
Attention: Edward V. Dardani
Facsimile No.: 212-754-5685
with a copy at the same time to:

Interstate Hotels & Resorts, Inc.
4501 N. Fairfax Drive, Suite 800
Arlington, Virginia 22203
Attention: Christopher Bennett
Facsimile No. 703-387-3944
and a copy at the same time to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn: Mitchell L. Berg, Esq.
Facsimile No.: 212-492-0048
if to Purchaser, to:
Ashford Hospitality Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: David A. Brooks
Facsimile No.: 972-490-9605
with a copy at the same time to:
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn: Carl B. Lee, P.C.
Facsimile No.: 214-969-4343
     Notices shall be deemed given when delivered by hand or overnight courier or telecopied, or if mailed only three (3) Business Days after mailing, with failure to accept delivery to constitute delivery for purposes hereof.
     19. Further Assurances. Each Seller and Purchaser agrees, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that such request is made by notice given within one (1) year of the Closing Date. If required by the party receiving the request, the party making the request will bear the reasonable cost involved. The provisions of this Section 19 shall survive the Closing.
     20. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within such State, except to the extent that the law of the state where an applicable Property is located mandatorily applies. The Sellers and Purchaser consent to the jurisdiction and venue of the Courts of the State of New York and the United States District Court for the Southern District of New York in connection with any claim or controversy arising out of or relating to this Agreement on condition that, with respect to any federal litigation, the amount in controversy exceeds the requirement in force as of the date hereof. The agreements and appointments of the parties pursuant to this Section shall be applicable to all agreements executed and delivered by the parties in connection with this Agreement and all such agreements shall so provide.
          20.1 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.
          20.2 Acknowledgement; Survival. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder. The obligations of provisions of this Section 20 shall survive the Closing or termination of this Agreement.
     21. Entire Agreement; No Third Party Beneficiary, etc. This Agreement, including all Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The provisions of this Section 21 shall survive the Closing or termination of this Agreement.
     22. Waivers; Extensions. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligations or acts. The provisions of this Section 22 shall survive the Closing or termination of this Agreement.
     23. Construction. Headings at the beginning of each Section are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All Exhibits referred to in this Agreement are attached and incorporated herein by reference, and any capitalized term used in any Exhibit which is not defined in such Exhibit shall have the meaning attributed to such term in the body of this Agreement. In the event the date on which Purchaser or any Seller is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.
     24. Assignment. Purchaser shall not have the right, without the prior written consent of the Sellers, to assign this Agreement or its rights hereunder, in whole or in part, to any other person. Notwithstanding the foregoing, Purchaser shall have the right to designate one or more wholly-owned subsidiaries of Purchaser to take title to one or more Properties at the Closing; provided, however, that any such designation by Purchaser shall not release Purchaser of its obligations under this Agreement unless and until (x) the Closing shall occur and (y) such designated subsidiary or subsidiaries shall assume all obligations of Purchaser under this Agreement jointly and severally pursuant to an assumption agreement reasonably acceptable to the Sellers; provided further, that in no event shall Purchaser be released of its obligations under Section 33.4 of this Agreement. The provisions of this Section 24 shall survive the Closing.
     25. Facsimile; Counterparts. This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. Executed counterparts of this Agreement exchanged by facsimile transmission shall be fully enforceable.
     26. No Recording. The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded provided that in the event Purchaser is pursuing the remedy of specific performance under this Agreement, the foregoing shall not prohibit the filing of a lis pendens.
     27. Escrow.
          27.1 Deposit. The Deposit shall be held in escrow by the Escrow Agent until the earliest of (a) the Closing, at which time the Deposit shall be released to the Sellers; (b) ten (10) days after the Escrow Agent shall have delivered to the non-sending party a copy of a notice sent by one or more Sellers or Purchaser stating that this Agreement has been terminated and that the party so notifying the Escrow Agent is entitled to the Deposit, following which period the Deposit shall be (i) delivered to the Sellers, in the case of a notice from the Sellers stating that the Sellers are entitled to the Deposit, or (ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Deposit; provided, in each case, however, that within such ten (10) day period the Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of all or any portion of the Deposit; or (c) a joint notice executed by the Sellers and Purchaser is received by the Escrow Agent, in which event the Escrow Agent shall release the Deposit in accordance with the instructions therein contained. The Escrow Agent shall reasonably promptly deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to the Sellers and Purchaser.
          27.2 Deposit Account; Payment of Deposit. The Deposit shall be held by the Escrow Agent in an interest-bearing money market or bank account (not separately maintained for this transaction), but the Escrow Agent shall not be liable for any loss incurred by reason of any such investments. If the Closing occurs, any interest earned or accrued on the proceeds of the Deposit shall be paid to the Sellers and credited against the Purchase Price. In the event that there is no Closing hereunder and the Deposit and interest thereon are to be paid to the Sellers pursuant to the terms of this Agreement, such payment shall be made to the Sellers; otherwise, the Deposit and all interest on the proceeds of the Deposit shall be paid to Purchaser.
          27.3 Disputes. In the event that (i) the Escrow Agent shall have received a notice containing contrary instructions or a court order as provided for in Section 27.1 hereof and within the time therein prescribed, or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made for the Deposit and/or interest thereon, if any, whether or not litigation has been instituted, then and in any such event the Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Deposit and the interest thereon, if any, as applicable, until the Escrow Agent receives either (a) a written notice signed by the Sellers and Purchaser directing the disposition of the Deposit and the interest thereon, if any, as applicable, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which the Sellers, Purchaser and the Escrow Agent are named as parties, directing the disposition of the Deposit and the interest thereon, if any, as applicable, in either of which events the Escrow Agent shall then dispose of the Deposit and the interest thereon, if any, as applicable, in accordance with said direction. The Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by the Escrow Agent of any of the actions described in (a) and (b) above, the Escrow Agent shall be released of and from all liability hereunder. Notwithstanding the foregoing provisions of this Section 27.3, the Escrow Agent shall have the following right in the circumstances described in subdivision (i) or (ii) above: (y) if the Escrow Agent shall have received a written notice signed by either the Sellers or Purchaser advising that litigation between the Sellers and Purchaser over entitlement to the Deposit or any portion thereof and/or the interest thereon, if any, has been commenced, the Escrow Agent may, on written notice to the Sellers and Purchaser, deposit the Deposit, and the interest thereon, if any, as applicable, with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent may, on written notice to the Sellers and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as escrow agent hereunder, including, but not limited to, the deposit of the Deposit and interest thereon, if any, as applicable, with a court of competent jurisdiction and the commencement of an action in interpleader, the costs thereof to be borne by whichever of the Sellers or Purchaser is the losing party. Upon the taking by Escrow Agent of either of the actions described in (y) or

(z) above, the Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.
          27.4 Miscellaneous. The Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document in good faith believed by the Escrow Agent to be genuine and is released and exculpated from all liability hereunder except as aforesaid or for willful misconduct or gross negligence. The sole responsibility of the Escrow Agent hereunder shall be to hold and release the Deposit and the interest thereon, if any, in accordance with the provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. Purchaser and the Sellers jointly and severally agree to reimburse the Escrow Agent for its reasonable costs and expenses, including attorneys’ fees (either paid to retained attorneys or representing the fair value of legal services rendered by the Escrow Agent to itself), incurred as a result of any dispute or litigation concerning the right to the monies held in escrow as provided herein. The Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Deposit in escrow pursuant to the provisions of this Section 27 and for no other purpose.
     28. Confidentiality.
          28.1 Due Diligence Material. Purchaser agrees that, until the Closing has occurred, all documentation or other information delivered to Purchaser or its representatives or agents by the Sellers or their representatives or agents pertaining to the Properties and the other assets referred to herein shall be kept strictly confidential and will not be used by Purchaser or its representatives or agents, directly or indirectly, for any purpose other than the acquisition of the Properties and the other transactions contemplated hereby. Purchaser may however make appropriate disclosures on a confidential basis to its investors and lenders and to its and their respective attorneys, advisors, accountants and consultants engaged in connection with this transaction or to such other persons or entities to which disclosure is legally required. The provisions of this Section 28.1 shall be deemed to supersede and replace any confidentiality agreement executed between the parties or their respective affiliates in connection with this transaction.
          28.2 Failure to Close. If the Closing fails to occur for any reason whatsoever, Purchaser shall deliver to the Sellers promptly upon demand at no cost to the Sellers, all materials and documents previously obtained by Purchaser from the Sellers (with no retention by Purchaser of copies of any such materials and documents), and copies of all third-party engineering work, soils reports, environmental/biological studies, appraisals, and other materials pertaining to any Property (other than information generated by its counsel) as Purchaser has prepared or caused to be prepared. Such delivery shall be made without representation or warranty by Purchaser as to the contents of such items and the Sellers shall not be entitled to rely on such items.

          28.3 Press Releases and other Public Statements. Prior to the Closing, neither party shall, without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld), issue any press release or other public statement (except such statements as may be required by applicable law, rule or regulation, including, without limitation, the rules of the New York Stock Exchange) in connection with the transactions contemplated hereby. From and after the Closing, the parties may issue such a press release or other public statement provided that the same does not describe the economic terms of this transaction except to the extent required by law or as approved in writing by the other party. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and/or the Sellers or any of their respective direct or indirect equity owners shall be permitted to file with the Securities and Exchange Commission one or more current reports on Form 8-K to disclose (i) the execution of this Agreement as a material agreement under Item 1.01 thereof (and to file a copy of this Agreement with the Securities and Exchange Commission in connection therewith), and (ii) the Closing of the transactions contemplated hereunder.
          28.4 Survival. This Section 28 shall survive the Closing or any termination of this Agreement.
     29. 1031 Exchange. Purchaser acknowledges that the Sellers have advised Purchaser that the Sellers are reserving their right to exchange any Property for other property of like kind and qualifying use within the meaning of Section 1031 of the Code, and the regulations promulgated thereunder. The Sellers expressly reserve the right to assign rights, but not obligations, under this Agreement to a “Qualified Intermediary” as provided in such regulations on or before the Closing Date. Purchaser agrees to cooperate with the Sellers to effectuate such exchange but Purchaser shall assume no liability or incur any expense in connection therewith. The Sellers shall pay all costs and advance all funds required in connection with such exchange and shall jointly and severally indemnify, defend, and hold Purchaser harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees) in connection with such exchange. Purchaser shall in no event be required to take title to the exchanged property.
     30. Bulk Transfers. The Sellers and Purchaser specifically waive compliance with any bulk sales provisions of the Uniform Commercial Code as in effect on the Closing Date in each of the states in which any Property is located. In the event such waiver is ineffective, the Sellers shall indemnify Purchaser for any claims made by creditors under the applicable bulk sales laws relating solely to any pre-Closing payment obligations to such creditors and only in the amount of the payments due such creditors. The provisions of this Section 30 shall survive the Closing.
     31. Saturdays, Sundays, Legal Holidays. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a Saturday, Sunday, or legal or bank holiday, then such time period shall be automatically extended to the next regularly scheduled Business Day.

     32. Attorneys’ Fees. If any litigation between any Seller and Purchaser shall arise in connection with this Agreement, then the substantially prevailing party shall be entitled to the payment by the other party of the substantially prevailing party’s actual reasonable attorneys’ fees and costs related to such litigation.
     33. Staff.
          33.1 Hotel Employees. The Sellers shall cause the Manager to pay all wages, payroll taxes and fringe benefits (including vacation pay and sick pay) to the extent actually earned or accrued as well as social security, unemployment compensation, health, life and disability insurance as well as welfare and pension fund contributions, if any, through the time immediately prior to the beginning of the “day shift” on the Closing Date and Purchaser shall pay all such amounts which are earned or accrue for services rendered thereafter. Except as set forth in Section 33.2, the Sellers shall jointly and severally indemnify, defend and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Purchaser after Closing which involves any matter relating to a past or present Hotel Employee concerning acts or omissions occurring up to the Adjustment Point, including, but not limited to, the payments required under the prior sentence. Those Hotel Employees who are offered employment by Purchaser and who accept such offer of employment shall hereafter be referred to as “Transferred Employees.” The Purchaser shall pay all wages, salaries, payroll taxes and contributions due in respect of pension and welfare plans, if any, and other fringe benefits, if any, implemented by Purchaser or its management company for all Transferred Employees which are first earned or first accrue for services rendered by such Employees to the applicable Hotel from and after the Closing Date. Purchaser shall indemnify, defend and hold the Sellers harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorney’s fees) that may be incurred by, or asserted against, any such party after Closing which involves any matter relating to a Hotel Employee concerning acts or omissions occurring from and after the Adjustment Point, including, without limitation, any severance obligations and any payment required to be made by Purchaser under this Section 33. For purposes of this Section 33.1 and Section 33.2, a loss, damage, liability, claim, cost or expense shall be deemed incurred when the matter giving rise to the claim occurs (e.g., in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the disability first arises and, in the case of a hospital stay, when the employee first enters the hospital).
          33.2 WARN Act. Purchaser acknowledges that neither the Manager, the Sellers nor the Operating Lessee is giving any notice under, or otherwise complying with, the Worker Adjustment and Retraining Notification Act (together with all rules and regulations promulgated thereunder, the “WARN Act”) or any similar state or local Legal Requirements (including without limitation the California WARN Act). Purchaser agrees to indemnify and defend the Sellers, the Operating Lessee and the Manager and their respective affiliates, and hold each of them harmless, from and against any and all loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) incurred by any of such parties as a result of (i) the failure to give the notices referred to in this Section 33.2 or otherwise comply with the WARN Act or any similar state or local Legal Requirements (including without limitation the California WARN Act), including, but not limited to, the closing of any Hotel by Purchaser or any of its affiliates within a period of ninety (90) days after the Closing Date which would result in either (a) a “plant closing” as defined in the WARN Act or (b) a violation under other applicable Legal Requirements (including, without limitation, the California WARN Act) or (ii) the failure of Purchaser to comply with the provisions of this Section 33.2.
          33.3 Collective Bargaining Agreements. The Purchaser shall assume each Collective Bargaining Agreement and agree to perform the obligations thereunder arising from and after the Closing Date.
          33.4 ERISA Section 4204 Compliance. The Collective Bargaining Agreements provide that the Manager or Interstate, as the case may be, must make contributions to the “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Multiemployer Plan”) pension funds described in the Collective Bargaining Agreements (each such fund, a “Fund”). At the Closing, the Purchaser shall assume the Manager’s or Interstate’s, as the case may be, responsibility for, and shall pay when due, all contributions required to be made to each Fund with respect to the operations of each Hotel covered by a Collective Bargaining Agreement for all periods on and after the Closing Date, and the Purchaser further agrees that it shall make or cause to be made contributions to each Fund with respect to the operations of the Hotel covered by such Collective Bargaining Agreement for substantially the same number of contribution base units for which the Manager or Interstate had an obligation to contribute with respect to such Fund. In addition, with respect to each Fund, the Purchaser shall take or cause to be taken all actions necessary to comply with Section 4204 of ERISA, including, without limitation, (i) the posting, prior to the Closing, of a bond or escrow in an amount, for the period of time and in a form which complies with Section 4204(a)(1)(B) of ERISA, or (ii) prior to the Closing, the obtaining of a variance from such bonding or escrow requirement from the Fund or from the Pension Benefit Guaranty Corporation (the “PBGC”), such that the transfer of contribution obligations to the Purchaser as described above, and the other transactions contemplated by this Agreement, do not result in a complete or partial withdrawal from any Fund under ERISA. The Purchaser shall not be obligated to provide any bond or escrow described above in the event and to the extent that the Purchaser obtains from the PBGC or the applicable Fund a proper variance or exemption under Section 4204(c) of ERISA and the applicable regulations thereunder, provided any and all requirements of said variance or exemption are met. The Manager and Interstate agree to reasonably cooperate with and assist the Purchaser in connection with any application for such a variance or exemption made by the Purchaser to the PBGC or the Funds. The Manager, Interstate, MIP Philadelphia, LP, MIP Anchorage, LLC and the Operating Lessee acknowledge and agree that if (i) the Purchaser completely or partially withdraws from any Fund with respect to the applicable Hotel within five (5) plan years of such Fund commencing with the first (1st) plan year of such Fund beginning after the Closing (the “Applicable Period”) and (ii) the Purchaser fails to make any withdrawal liability payment in respect thereof when due, the Manager, Interstate, MIP Philadelphia, LP (solely with respect to the transactions contemplated by this Agreement with respect to the Hotel in Philadelphia, Pennsylvania), MIP Anchorage, LLC (solely with respect to the transactions contemplated by this Agreement with respect to the Hotel in Anchorage, Alaska) and the Operating Lessee (and, to the extent required by Section 4204 of ERISA, each other member of their respective “controlled groups,” as determined under Section 4001(a)(14)(A) of ERISA, as in effect at the Closing) shall be secondarily liable to such Fund in an amount equal to the withdrawal liability that the Manager, Interstate or any of them would have had to such Fund under Part 1 of Subtitle E of ERISA as of the Closing with respect to the applicable Hotel (but for the application of Section 4204 of ERISA to the transactions contemplated by this Agreement). If the Purchaser (or any successor) shall withdraw (whether in a complete or partial withdrawal) from a Fund during the Applicable Period with respect to such Fund, the Manager, Interstate, the Operating Lessee, the Sellers and their respective affiliates shall each have the right, but not the obligation, to pay the Purchaser’s (or the successor’s, as the case may be) withdrawal liability with respect to such Fund, in which event, and in addition to any and all other remedies available hereunder, the Purchaser shall indemnify the party making such payment for (i) the cost of such payment and (ii) all related claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees). The Purchaser shall in all events indemnify, defend and hold harmless the Manager, Interstate, the Operating Lessee, the Sellers, their affiliates and the members of their respective “controlled groups,” as determined under Section 4001(a)(14)(A) of ERISA from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) which any of them may incur as a result of the complete or partial withdrawal by the Purchaser (or any successor) from such Fund with respect to the applicable Hotel or the failure by the Purchaser (or any successor) to make contributions or withdrawal liability payment to such Fund when due with respect to all periods on and after the Closing Date. The parties to this Agreement shall cooperate to effectuate the application of the provisions of Section 4204 of ERISA to the transactions contemplated by this Agreement.
          33.5 Survival. The provisions of this Section 33 shall survive the Closing.
     34. Indemnification. Any party entitled to indemnification by the other party pursuant to any provision of this Agreement or under any instrument or document executed and delivered pursuant hereto (the “Protected Party”) shall give prompt notice to the other party (the “Indemnifying Party”) of any claim, demand or action asserted, made or instituted against the Protected Party which is covered by such indemnification; provided, however, that the Protected Party’s failure to do so shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party has been materially prejudiced by such failure. The Indemnifying Party shall have the right, by notice to the Protected Party, to assume the defense of any claim, demand or action with respect to which the Protected Party is entitled to indemnification hereunder, but only if, in such notice, the Indemnifying Party acknowledges that such claim, demand or action is covered by the indemnity in question.

If the Indemnifying Party gives such notice, (i) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the Protected Party, such approval not to be unreasonably withheld or delayed (provided, however, that the Protected Party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer), (ii) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the Protected Party for services rendered after the Indemnifying Party has given the notice provided for above to the Protected Party or prior to the time that the Protected Party has given to the Indemnifying Party the notice required by the first sentence of this Section 34, and (iii) the Indemnifying Party shall have the right, without the consent of the Protected Party, to settle such claim, demand or action, but only provided that the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the Protected Party is unconditionally released from all liability in respect of such claim, demand or action. The Protected Party shall have the right to participate in the defense of any claim, demand or action being defended by the Indemnifying Party at the expense of the Protected Party, but the Indemnifying Party shall have the right to control such defense. In no event shall the Protected Party (a) settle any such claim, demand or action without the consent of the Indemnifying Party or (b) if any such claim, demand or action is covered by the Indemnifying Party’s liability insurance, take or omit to take any action which would cause the insurer not to defend such claim, demand or action or to disclaim liability in respect thereof. The provisions of this Section 34, shall survive the Closing or any termination of this Agreement.
     35. USA Patriot Act. None of the funds to be used for payment of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the USA PATRIOT Act. Neither the Purchaser nor any of the Sellers is, and at Closing neither Purchase nor any of the Sellers nor any persons or entities owning direct or indirect controlling equity interests of any of the foregoing entities shall be, persons or entities with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA PATRIOT Act, or other governmental action.
     36. Tort Indemnity. The Seller’s and the Operating Lessee shall indemnify, defend and hold harmless Purchaser and its permitted assignees from and against any reasonable third party out-of-pocket cost or expense incurred by Purchaser or its permitted assignees (including reasonable attorney’s fees) arising from third-party personal injury claims commenced after the Closing (or prior to the Closing to which the Purchaser is joined after the Closing Date) but only to the extent (x) the alleged injury occurred prior to the Closing, (y) such claim(s) is filed within one year from and after the Closing Date and (z) Purchaser notifies the Sellers of such claim(s) within one year and thirty (30) days from the Closing Date. In no event shall the foregoing indemnity apply to injuries which occur after the Closing even if the conditions which allegedly gave rise to, or contributed to, such injury existed prior to the Closing. The provisions of this Section 36 shall survive the Closing.
     37. Highway Access. Access to a public road in Pennsylvania may require issuance of a highway occupancy permit from the Pennsylvania Department of Transportation and/or from the Streets Department of the City of Philadelphia.
     38. Successors and Assigns This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, provided, however, that none of the representations or warranties made by the Sellers or Operating Lessee hereunder shall inure to the benefit of any person or entity that may succeed to Purchaser’s (or its designee’s) interest in any Property after the Closing Date (other than to designees permitted under Section 24). The provisions of this Section 38 shall survive the Closing.
     39. Real Estate Reporting Person The Title Company is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Title Company shall so provide. Upon the consummation of the transactions contemplated by this Agreement, Title Company shall file Form 1099 information return and send the statement to the Sellers as required under the aforementioned statute and regulation. The Sellers and Purchaser shall promptly furnish their federal tax identification numbers to Title Company and shall otherwise reasonably cooperate with Title Company in connection with Title Company’s duties as real estate reporting person.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLERS: MIP BLOOMINGTON, LLC, a Delaware limited liability company
By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	Secretary

MIP IOWA CITY, LLC a Delaware limited liability company
By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	Secretary

MIPS SAN DIEGO, LLC a Delaware limited liability company
By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	Secretary

MIP TRUMBULL, LLC a Delaware limited liability company
By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	Secretary

MIP ANCHORAGE, LLC, a Delaware limited liability company
By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	Secretary

MIP WALNUT CREEK, LLC a Delaware limited liability company
By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	Secretary

MIP PHILADELPHIA, LP, a Pennsylvania limited partnership
By:	MIP Philadelphia GP, Inc.,
a Delaware corporation,
its general partner

By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	Secretary

PURCHASER: ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Ashford OP General Partner LLC,
a Delaware limited liability company,
its general partner

By:	/S/ DAVID BROOKS
	Name:	David Brooks
	Title:	Vice President

     The undersigned is executing this Agreement solely to acknowledge its obligations under this Agreement:

MIP LESSEE, LP

By:	MIP GP, LLC,
a Delaware limited liability company,
a general partner

	By:	/S/ CHRISTOPHER BENNETT
		Name:	Christopher Bennett
		Title:	Secretary

     Each of the undersigned is executing this Agreement solely (i) to acknowledge their respective obligations under Section 33.4 of this Agreement and (ii) in the case of Manager, to agree to perform any actions which under the provisions of this Agreement are to be performed by the Manager:

INTERSTATE HOTELS & RESORTS, INC.

By:	/S/ CHRISTOPHER BENNETT
	Name:	Christopher Bennett
	Title:	EVP and General Counsel

INTERSTATE MANAGEMENT COMPANY, L.L.C

By:	INTERSTATE OPERATING COMPANY, L.P.,
its member

	By:	INTERSTATE HOTELS & RESORTS, INC.,
a general partner

		By:	/S/ CHRISTOPHER BENNETT
			Name:	Christopher Bennett
			Title:	EVP and General Counsel

     The undersigned is executing this Agreement solely to acknowledge its receipt of the Deposit and to evidence its agreement to be bound by the provisions of Section 27 hereof:
CHICAGO TITLE INSURANCE COMPANY

By:

Name:
Title: